Exhibit 10.24

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

LICENSE AGREEMENT

This License Agreement (this “Agreement”) is made as of November 8, 2021(the “Effective Date”), by and between Karuna Therapeutics, Inc., a corporation organized and existing under the laws of Delaware, located at 99 High Street, 26th Floor, Boston, Massachusetts, 02110, United States of America (“Karuna”), and Zai Lab (Shanghai) Co., Ltd, an exempted company organized and existing under the laws of P.R. of China, having a place of business at 4F, Bldg 1, Jinchuang Plaza, 4560 Jinke Rd, Shanghai, China, 201210 (“Zai”). Karuna and Zai are referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Karuna is a biopharmaceutical company specializing in transformative medicines for the treatment of psychiatric and neurological conditions;

WHEREAS, Zai is a pharmaceutical company having experience in the development and commercialization of pharmaceutical products in the Licensed Territory (as defined below); and

WHEREAS, Karuna wishes to grant to Zai, and Zai wishes to be granted, an exclusive license to develop, manufacture and commercialize the Compound (as defined below) and Licensed Product (as defined below) in the Field (as defined below) in the Licensed Territory in accordance with the terms and conditions set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

Unless specifically set forth to the contrary herein, the following terms, whether used in the singular or plural, shall have the respective meanings set forth below:

1.1.    “Adverse Event” means any unwanted or harmful medical occurrence in a patient or subject who is administered the Licensed Product, whether or not considered related to the Licensed Product, including any undesirable sign (including abnormal laboratory findings of clinical concern).

1.2.    “Affiliate” means, with respect to a specified Person, any entity that directly or indirectly controls, is controlled by or is under common control with such Person, in each case, for so long as such control exists. As used in this Section 1.2, “control” (and, with correlative meanings, the terms “controlled by” and “under common control with”) means, in the case of a corporation, the ownership of more than fifty percent (50%) of the outstanding voting securities thereof or, in the case of any other type of entity, an interest that results in the ability to direct or cause the direction of the management and policies of such entity or the power to appoint more than fifty percent (50%) of the members of the governing body of the entity or, where ownership of more than fifty percent (50%) of such securities or interest is prohibited by law, ownership of the maximum amount legally permitted.

1.3.    “Agreement” has the meaning set forth in the preamble.

1.4.    “Alliance Manager” has the meaning set forth in Section 3.2.

1.5.    “Anti-Corruption Laws” has the meaning set forth in Section 10.4(a)(i).

1.6.    [***].

1.7.    “Applicable Laws” means all statutes, ordinances, regulations, rules or orders of any kind whatsoever of any Governmental Authority that may be in effect from time to time and applicable to the relevant activities contemplated by this Agreement.

1.8.    “Authorized Regulatory Agent” means a local entity (a) authorized by Karuna or any of its Affiliates, where Karuna, its Affiliate or its Third Party contractor research organization is the license holder of imported drug product, to exclusively (even as to Karuna and its Affiliates, but in accordance with terms and conditions hereunder) manage the work associated with obtaining any Regulatory Approval or product registration in the Licensed Territory, and (b) which possesses and maintains valid licenses or permits in the Licensed Territory if such licenses or permits are required for such local entity to engage in the relevant activities in the Licensed Territory.

1.9.    “Bankruptcy Code” has the meaning set forth in Section 12.7.

1.10.    “Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of Massachusetts or Shanghai, the PRC are authorized or obligated to close. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

1.11.    “Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31st, June 30th, September 30th and December 31st.

1.12.    “Calendar Year” means each twelve (12) month period commencing on January 1st.

1.13.    “cGMP” means all applicable current Good Manufacturing Practices including, as applicable, (a) the principles detailed in the U.S. Current Good Manufacturing Practices, 21 C.F.R. Parts 4, 210, 211, 601, 610 and 820, (b) European Directive 2003/94/EC and Eudralex 4, (c) the principles detailed in the ICH Q7 guidelines, and (d) the equivalent Applicable Laws in any relevant country or Region, each as may be amended and applicable from time to time.

1.14.    “Change of Control” means, with respect to a Party, that: (a) any Third Party acquires directly or indirectly the beneficial ownership of any voting security of such Party, or if the percentage ownership of such Third Party in the voting securities of such Party is increased through stock redemption, cancellation, or other recapitalization, and immediately after such acquisition or increase such Third Party is, directly or indirectly, the beneficial owner of voting securities representing more than fifty (50%) of the total voting power of all of the then outstanding voting securities of such Party, (b) a merger, consolidation, recapitalization, or reorganization of such Party is consummated which results in shareholders or equity holders of such Party immediately prior to such transaction, no longer owning at least fifty (50%) of the outstanding voting securities of the surviving entity (or its parent entity) immediately following such transaction, or (c) there is a sale or transfer to a Third Party of all or substantially all of such Party’s consolidated assets taken as a whole, through one or more related transactions.

1.15.    “Claims” has the meaning set forth in Section 11.1.

1.16.    “Clinical Trial” means any clinical testing of the Licensed Product in human subjects.

1.17.    “CMOs” means Third Party contractor manufacture organizations.

[***] = CERTAIN CONFIDENTIAL INFORMATION OMITTED

1.18.    “Commercialization” or “Commercialize” means all activities directed to marketing, distribution, promoting or selling of pharmaceutical products (including importing and exporting activities in connection therewith and securing pricing and reimbursement approvals, as necessary).

1.19.    “Commercialization Plan” means the written plan for the Commercialization of the Licensed Product in the Licensed Territory, as updated in accordance with this Agreement.

1.20.    “Commercially Reasonable Efforts” means with respect to a Party, the use of diligent, good faith efforts and resources, in an active and ongoing program, as normally used by such Party for a product discovered or identified internally or in-licensed from a Third Party that is important to such Party’s overall strategy or objectives, which product is at a similar stage in its development or product life and is of similar market potential and intellectual property protection; provided, however, that in no event shall such efforts and resources be less than [***].

1.21.    “Competing Product” means: [***].

1.22.    “Competing Product Notice” has the meaning set forth in Section 2.9(c).

1.23.    “Compound” means Karuna’s proprietary small molecule muscarinic modulator known as KarXT, which is a combination of xanomeline tartrate and trospium chloride, as developed by or on behalf of Karuna or its Affiliates as of the Effective Date and further described on Schedule 1.23, and [***].

1.24.    “Confidential Information” means all confidential information of the Disclosing Party or its Affiliates, regardless of its form or medium as provided or made available to the Receiving Party or its Affiliates in connection with this Agreement; provided that, Confidential Information shall not include any information that the Receiving Party can show by competent written evidence: (a) was already known to the Receiving Party at the time it was disclosed to the Receiving Party by the Disclosing Party without an obligation of confidentiality and not through a prior disclosure by the Disclosing Party, (b) was or becomes generally known to the public through no act or omission of the Receiving Party in violation of the terms of this Agreement, (c) was lawfully received by the Receiving Party from a Third Party without restriction on its disclosure and without, to the reasonable knowledge of the Receiving Party, a breach by such Third Party of an obligation of confidentiality to the Disclosing Party, or (d) was independently developed by the Receiving Party without use of or reference to the Confidential Information of the Disclosing Party (provided that such exception shall not apply to any Product Invention). All Product Inventions shall be the Confidential Information of Karuna, and Karuna shall be the Disclosing Party and Zai shall be the Receiving Party with respect thereto. All Zai Inventions shall be the Confidential Information of Zai, and Zai shall be the Disclosing Party and Karuna shall be the Receiving Party with respect thereto. The terms of this Agreement that are not publicly disclosed through a press release or by filings to financial regulatory authorities in accordance with the terms of this Agreement shall be the Confidential Information of both Parties. All confidential information disclosed by a Party pursuant to the Confidentiality Agreement shall be deemed to be such Party’s Confidential Information.

1.25.    “Confidentiality Agreement” means that Confidential Disclosure Agreement, dated as of [***], by and between Karuna and Zai.

1.26.    “Control” or “Controlled” means, with respect to any Know-How, Patents or other intellectual property rights, that a Party has the legal authority or right (whether by ownership, license or otherwise, after taking into account the provisions of this Agreement regarding ownership of Inventions, but without taking into account any license granted by one Party to the other Party pursuant to this Agreement) to grant a license, sublicense, access or right to use (as applicable) under such Know-How, Patents, or other intellectual property rights, on the terms and conditions set forth herein, in each case without (a) breaching the terms of any agreement with a Third Party or (b) incurring payments to a Third Party, except with respect to any Know-How and Patents in-licensed by Karuna pursuant to any Existing In-License Agreement or any New Karuna In-Licenses entered into in accordance with Section 2.12.

[***] = CERTAIN CONFIDENTIAL INFORMATION OMITTED

1.27.    “CROs” has the meaning set forth in Section 2.4.

1.28.    “CTA” has the meaning set forth in Section 1.64.

1.29.    “Data” means research, pharmacology, toxicological, preclinical, Clinical Trial, technical, chemical, formulation, Manufacturing, analytical and quality control, safety, and scientific data, including raw data, original records, investigator reports, both preliminary and final, statistical analyses, expert opinions and reports, safety and other electronic databases.

1.30.    “Develop” or “Development” or “Developing” means preclinical and clinical drug development activities and other development activities with respect to a product, including test method development and stability testing, toxicology, formulation, process development, qualification and validation, quality assurance, quality control, clinical or preclinical trials, statistical analysis and report writing, the preparation and submission of INDs marketing authorization approvals or similar application, regulatory affairs with respect to the foregoing, and all other activities necessary or useful or otherwise requested or required by a Regulatory Authority or as a condition or in support of obtaining or maintaining a Regulatory Approval.

1.31.    “Development Data” has the meaning set forth in Section 4.10(a).

1.32.    “Development Milestone Event” has the meaning set forth in Section 8.2(a).

1.33.    “Development Milestone Payment” has the meaning set forth in Section 8.2(a).

1.34.    “Development Plan” has the meaning set forth in Section 4.1.

1.35.    “Development Target” has the meaning set forth in Section 4.2(c).

1.36.    “Development Target Deadline” has the meaning set forth in Section 4.2(c).

1.37.    “Disclosing Party” has the meaning set forth in Section 9.1(a).

1.38.    “Dispute” has the meaning set forth in Section 14.1.

1.39.    “Effective Date” has the meaning set forth in the preamble in this Agreement.

1.40.    “Exclusive Negotiation Period” has the meaning set forth in Section 2.9(c).

1.41.    “Executive Officers” means, with respect to Karuna, [***] and, with respect to Zai, [***].

1.42.    “Existing In-License Agreement” means the agreement set forth on Schedule 1.42.

1.43.    “Existing Patent Application” means [***].

1.44.    “Expiration Date” has the meaning set forth in Section 13.1(a).

1.45.    “Exploit” or “Exploitation” means to Develop, Commercialize, register, Manufacture, have manufactured, use, have used, import, have imported, market, have marketed, distribute, have distributed, offer for sale, sell or have sold.

1.46.    “FDA” means the U.S. Food and Drug Administration or its successor.

[***] = CERTAIN CONFIDENTIAL INFORMATION OMITTED

1.47.    “Field” means all uses in humans.

1.48.    “First Commercial Sale” means, with respect to any particular country or Region, the first sale of the Licensed Product in such country or Region by any of Zai, an Affiliate, or a Sublicensee, or a distributor of any of them, after all Regulatory Approvals have been granted in such country or Region for the Licensed Product to be marketed and sold legally as a pharmaceutical in such country or Region.

1.49.    “Force Majeure Event” has the meaning set forth in Section 15.2.

1.50.    “Fully Burdened Manufacturing Costs” means the cost of Manufacturing the Licensed Product. Fully Burdened Manufacturing Costs shall be a “standard cost” per unit (calculated annually), comprised of the following elements calculated in accordance with GAAP or IFRS, as applicable: [***].

1.51.    “GAAP” means the United States generally accepted accounting principles, consistently applied.

1.52.    “GCP” means all applicable Good Clinical Practice standards for the design, conduct, performance, monitoring, auditing, recording, analyses and reporting of Clinical Trials, including, as applicable (a) as set forth in the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use Harmonized Tripartite Guideline for Good Clinical Practice (CPMP/ICH/135/95) and any other guidelines for good clinical practice for trials on medicinal products in the Licensed Territory, (b) the Declaration of Helsinki (2004) as last amended at the 52nd World Medical Association in October 2000 and any further amendments or clarifications thereto, (c) U.S. Code of Federal Regulations Title 21, Parts 50 (Protection of Human Subjects), 56 (Institutional Review Boards) and 312 (Investigational New Drug Application), as may be amended from time to time, and (d) the equivalent Applicable Laws in the Region in the Licensed Territory, each as may be amended and applicable from time to time and in each case, that provide for, among other things, assurance that the clinical data and reported results are credible and accurate and protect the rights, integrity, and confidentiality of trial subjects.

1.53.    “Generic Launch Quarter” has the meaning set forth in Section 8.4(c)(ii).

1.54.    “Global Development Plan” has the meaning set forth in Section 4.4(a).

1.55.    “Global Study” means a clinical study designed to obtain Regulatory Approvals for the Licensed Product in multiple jurisdictions through the conduct of a Clinical Trial in multiple medical institutions, countries, Regions, territories and conducted as part of one (1) unified Clinical Trial or separately but concurrently in accordance with a common Clinical Trial protocol.

1.56.    “GLP” means all applicable Good Laboratory Practice standards, including, as applicable, as set forth in the then current good laboratory practice standards promulgated or endorsed by the U.S. Food and Drug Administration as defined in 21 C.F.R. Part 58, or the equivalent Applicable Laws in the Region in the Licensed Territory, each as may be amended and applicable from time to time.

1.57.    “Governmental Authority” means any court, commission, authority, department, ministry, official or other instrumentality of, or being vested with public authority under any law of, any country, Region, state or local authority or any political subdivision thereof, or any association of countries.

1.58.    [***].

1.59.    [***].

[***] = CERTAIN CONFIDENTIAL INFORMATION OMITTED

1.60.    “GSP” means all applicable Good Supply Practice standards, including, as applicable, as set forth in the then current good supply practice standards promulgated or endorsed by the FDA as defined in Good Supply Practice for Pharmaceutical Licensed Products or the equivalent Applicable Laws in the Region in the Licensed Territory, each as may be amended and applicable from time to time.

1.61.     “HGR Approval” means any and all necessary record filings with, and approvals, licenses, and/or permits issued by, the Human Genetics Resources Administration of the PRC or any other Governmental Authorities in the PRC required for Development activities (including Clinical Trials) and data transfer and sharing under this Agreement with respect to the Exploitation of Licensed Product in the Field in the PRC.

1.62.    “ICC Rules” has the meaning set forth in Section 14.4(a).

1.63.    “IFRS” means international financial reporting standards, consistently applied.

1.64.    “IND” means an investigational new drug application, or equivalent application such as a clinical trial applications filed with the applicable Regulatory Authority in a Region in the Licensed Territory (a “CTA”), which application is required to commence Clinical Trials in the Licensed Territory.

1.65.    “Indemnifying Party” has the meaning set forth in Section 11.3.

1.66.    “Indemnitee” has the meaning set forth in Section 11.3.

1.67.    “Indication” means a separate and distinct disease or condition, or sign or symptom of a disease or medical condition in the Field. For clarity, different lines of treatment or the treatment of separate stages or forms or different population (e.g., adult vs pediatric) of the same disease or medical condition shall not constitute separate Indications.

1.68.    “Initial MAH” has the meaning set forth in Section 5.1(e).

1.69.    “Invention” means any and all inventions, discoveries and developments, whether or not patentable, which are created, conceived, developed or made in the course of performance of this Agreement, whether created, conceived, developed or made solely by, or on behalf of, Karuna, Zai, the Parties jointly or jointly with a Third Party, or any Affiliate of the same.

1.70.    “Joint Global Study” has the meaning set forth in Section 4.4(b).

1.71.    “JSC” has the meaning set forth in Section 3.1(a).

1.72.    “Karuna” has the meaning set forth in the preamble of this Agreement.

1.73.    “Karuna Indemnitee(s)” has the meaning set forth in Section 11.1.

1.74.    “Karuna Product Marks” has the meaning set forth in Section 7.5.

1.75.    “Karuna Sponsored Regulatory and Commercial Activities” has the meaning set forth in Section 5.1(e)(ii).

1.76.    “Karuna Sponsored Study” has the meaning set forth in Section 5.1(d).

1.77.    “Know-How” means any proprietary scientific or technical information, results and data of any type whatsoever, in any tangible or intangible form whatsoever, including databases, safety information, practices, methods, techniques, specifications, formulations, formulae, knowledge, know-how, skill, experience, test data including pharmacological, medicinal chemistry, biological, chemical, biochemical, toxicological and clinical test data, analytical and quality control data, stability data, studies and procedures, and manufacturing process and development information, results and data.

[***] = CERTAIN CONFIDENTIAL INFORMATION OMITTED

1.78.    “Licensed Know-How” means any and all Know-How Controlled by Karuna or its Affiliates as of the Effective Date or during the Term that is necessary for the Exploitation of the Compound or Licensed Product in the Field in the Licensed Territory, including all Product Inventions and all Development Data Controlled by Karuna and its Affiliates. Notwithstanding the foregoing, in the event a Change of Control of Karuna occurs after the Effective Date, Know-How Controlled by any Affiliate of Karuna that was not an Affiliate of Karuna immediately prior to such Change of Control transaction shall not be Licensed Know-How except to the extent such Know-How falls within the definition of Licensed Know-How in the immediately preceding sentence and (a) is also Controlled by Karuna or its Affiliate existing immediately prior to such transaction or (b) is generated or used by such Affiliate in the Exploitation of the Compound or Licensed Product after such transaction. Additionally, “Licensed Know-How” shall exclude (x) any Know-How relating to any other active ingredient or product in any combination regimen that includes the Licensed Product; or (y) any Know-How licensed to Karuna or its Affiliates pursuant to a Potential In-License entered into after the Effective Date unless such Potential In-License becomes a New Karuna In-License in accordance with Section 2.12.

1.79.    “Licensed Patents” means the Patents in the Licensed Territory Controlled by Karuna or its Affiliates as of the Effective Date or during the Term that (a) claim or cover the Compound or the Licensed Product (including the composition of matter, method of use, formulation, manufacture, or method of packaging or labelling or use thereof), and (b) are necessary or reasonably useful for the Exploitation of the Compound or Licensed Product in the Field in the Licensed Territory, including all Patents that claim or cover Product Inventions. Schedule 1.79 contains a list of all Licensed Patents as of the Effective Date. Notwithstanding the foregoing, in the event a Change of Control of Karuna occurs after the Effective Date, Patents Controlled by any Affiliate of Karuna that was not an Affiliate of Karuna immediately prior to such Change of Control transaction shall not be Licensed Patents except to the extent any such Patent falls within the definition of Licensed Patents in the immediately preceding sentence and (i) is also Controlled by Karuna or its Affiliate existing immediately prior to such transaction or (ii) claims any Invention generated or used by such Affiliate in the Exploitation of the Licensed Product after such transaction. Additionally, “Licensed Patents” shall exclude (x) any Patent that claims or covers any other active ingredient or product in any combination regimen that includes the Licensed Product or (y) any Patents licensed to Karuna or its Affiliates pursuant to a Potential In-License entered into after the Effective Date unless such Potential In-License becomes a New Karuna In-License in accordance with Section 2.12.

1.80.    “Licensed Product” means any product that contains the Compound in any forms, presentations, strengths, concentrations, delivery technology, dosages, formulation, package configuration and modalities.

1.81.    “Licensed Technology” means the Licensed Know-How and Licensed Patents.

1.82.    “Licensed Territory” means (a) Mainland China, (b) Macao Special Administration Region, (c) Taiwan and (d) subject to Section 2.5, Hong Kong Special Administration Region (each of (a)-(d), a “Region”).

1.83.    “Local Study” means any Clinical Trial for the Licensed Product in the Field and which (a) Zai determines to conduct and is conducted by or on behalf of Zai in the Licensed Territory, and (b) does not include clinical sites in any country or jurisdiction outside the Licensed Territory.

1.84.    “Losses” has the meaning set forth in Section 11.1.

1.85.    “Mainland China” or “PRC” means the People’s Republic of China, excluding Macau, Hong Kong, and Taiwan.

[***] = CERTAIN CONFIDENTIAL INFORMATION OMITTED

1.86.    “Manufacture” or “Manufacturing” or “Manufactured” means all operations involved in production, synthesis, manufacturing, processing, filling and finishing, quality assurance and quality control testing (including in-process, release and stability testing, if applicable), storage, releasing, packaging, labeling, shipping and holding of product or any intermediate thereof, including process development, process qualification and validation, scale-up, commercial manufacturing and analytic development, product characterization, and stability testing.

1.87.    “Manufacturing Technology” means any and all Licensed Know-How and other relevant information relating to the then-current process for the Manufacture of the Compound or Licensed Product.

1.88.    “Manufacturing Technology Transfer” has the meaning set forth in Section 6.2.

1.89.    “Milestone Events” means Development Milestone Events and Net Sales Milestone Events.

1.90.    “Milestone Payments” means Development Milestone Payments and Net Sales Milestone Payments.

1.91.    [***].

1.92.    “NDA” has the meaning set forth in Section 1.115.

1.93.    “Net Sales” means the gross amount invoiced by Zai, its Affiliates, or Sublicensees for sales or other transfers of Licensed Product to unrelated Third Parties in the Licensed Territory, in bona-fide arm’s length transactions, in each case less the following deductions: [***].

Such amounts shall be determined from the books and records of Zai, its Affiliates, or Sublicensees, maintained in accordance with generally accepted accounting principles (in accordance with GAAP or IFRS, as applicable) as consistently applied across its pharmaceutical products generally.

Net Sales on Licensed Product provided as part of a non-cash exchange or other than through an arms-length transaction shall mean [***].

Notwithstanding the foregoing, Net Sales shall not include [***].

In no event shall any particular amount of deduction identified above be deducted more than once in calculating Net Sales (i.e., no “double counting” of deductions).

The above deductions shall be the only deductions made in Net Sales and only to the extent such deductions are actually taken and documented as attributable to Licensed Product, and in all cases in a manner consistent with generally accepted accounting principles (in accordance with GAAP or IFRS, as applicable) consistently employed with respect to external reporting.

1.94.    “Net Sales Milestone Event” has the meaning set forth in Section 8.3(a).

1.95.    “Net Sales Milestone Payment” has the meaning set forth in Section 8.3(a).

1.96.    “New Karuna In-License” has the meaning set forth in Section 2.12(c).

1.97.    “NMPA” means the National Medical Licensed Product Administration in the PRC, including its subdivisions (including Center for Drug Evaluation), and local or provincial, and any successor agency(ies) or authority thereto having substantially the same function.

1.98.    “Party” or “Parties” has the meaning set forth in the preamble to this Agreement.

[***] = CERTAIN CONFIDENTIAL INFORMATION OMITTED

1.99.    “Patent Prosecution” means the responsibility and authority for (a) preparing, filing and prosecuting applications (of all types) for any Patent (including any decision whether to file a further divisional application), (b) managing any interference, opposition, re-issue, reexamination, invalidation proceedings, revocation, nullification, or cancellation proceeding relating to the foregoing, (c) deciding to abandon Patent(s), (d) listing in regulatory publications (as applicable), (e) patent term extension, and (f) settling any interference, opposition, revocation, nullification or cancellation proceeding.

1.100.    “Patents” means (a) all national, regional and international patents and patent applications, including any provisional patent application, (b) any patent application claiming priority from such patent application or provisional patent applications, including divisions, continuations, continuations-in-part, additions, (c) any patent that has issued or in the future issues from any of the foregoing patent applications, including any utility or design patent or certificate of invention, and (d) re-issues, renewals, extensions, substitutions, re-examinations or restorations, registrations and revalidations, and supplementary protection certificates and equivalents to any of the foregoing.

1.101.    “Person” means any individual, sole proprietorship, corporation, joint venture, limited liability company, partnership, limited partnership, limited liability partnership, trust or any other private, public or governmental entity.

1.102.    “Pharmacovigilance Agreement” has the meaning set forth in Section 5.8(a).

1.103.    “Post-Marketing Study” means any study conducted by or for Zai in the Licensed Territory with respect to the Licensed Product after submission of a Regulatory Approval Application for the Licensed Product, whether initiated by a Party or at the request of an applicable Governmental Authority, to delineate additional information about a drug’s risks, benefits, and optimal use, including safety surveillance studies, pharmacoeconomic studies, pharmacoepidemiology studies, studies relating to different dosing or schedules of administration, studies of the use of the drug in other patient populations or other stages of the disease, or studies of the use of the drug over a longer period of time, but, in any case, excluding any study that is necessary to be completed in order to obtain Regulatory Approval.

1.104.    “Potential In-License” has the meaning set forth in Section 2.12(a).

1.105.    “Potential In-License Notice” has the meaning set forth in Section 2.12(a).

1.106.    “Prime Rate” means for any day a per annum rate of interest equal to the “prime rate,” as published in the “Money Rates” column of The Wall Street Journal, from time to time, or if for any reason such rate is no longer available, a rate equivalent to the base rate on corporate loans posted by at least [***] of the ten largest U.S. banks.

1.107.    “Product Infringement” has the meaning set forth in Section 12.4(a)(i).

1.108.    “Product Invention” means all Inventions other than any Zai Invention.

1.109.    “Product Marks” has the meaning set forth in Section 7.5.

1.110.    “Public Official” has the meaning set forth in Section 10.4(d).

1.111.    “Receiving Party” has the meaning set forth in Section 9.1(a).

1.112.    “Records” has the meaning set forth in Section 4.9.

1.113.    “Region” has the meaning set forth in Section 1.82.

[***] = CERTAIN CONFIDENTIAL INFORMATION OMITTED

1.114.    “Regulatory Approval” means, with respect to the Licensed Product in a country, Region or jurisdiction, the approvals from the necessary Governmental Authority to import, market and sell the Licensed Product in such country, Region or jurisdiction (but excluding pricing approvals and reimbursement approvals).

1.115.    “Regulatory Approval Application” means a New Drug Approval Application ( “NDA” as defined in the U.S. Federal Food, Drug and Cosmetic Act (21 U.S.C. §301 et seq.), as amended from time to time) in the U.S., or any corresponding application for approval to import, market or sell a product in any country, Region or jurisdiction in the Licensed Territory (but excluding any application for pricing and reimbursement approvals).

1.116.    “Regulatory Authority” means any applicable Governmental Authority responsible for granting Regulatory Approvals for Licensed Product, including the NMPA, and any corresponding national or regional regulatory authorities.

1.117.    “Regulatory Exclusivity” means with respect to the Licensed Product in a country, Region or jurisdiction, any exclusive marketing rights or data exclusivity rights under Applicable Laws or conferred by any Regulatory Authority in accordance with Applicable Laws with respect to the Licensed Product in such country, Region or jurisdiction.

1.118.    “Regulatory Submissions” means any filing, application, or submission with any Regulatory Authority, including authorizations, approvals or clearances arising from the foregoing, including INDs, Regulatory Approvals and Regulatory Approval Applications, and all correspondence or communication with or from the relevant Regulatory Authority, as well as minutes of any material meetings, telephone conferences or discussions with the relevant Regulatory Authority, in each case, with respect to the Licensed Product.

1.119.    “Remedial Action” has the meaning set forth in Section 5.10.

1.120.    “Retained Rights” has the meaning set forth in Section 2.6.

1.121.    “Royalty Payment” has the meaning set forth in Section 8.4(a).

1.122.    “Royalty Term” has the meaning set forth in Section 8.4(b).

1.123.    “Subcontractor” has the meaning set forth in Section 2.4.

1.124.    “Sublicensee” has the meaning set forth in Section 2.3(a)(iii). For clarity, a Third Party who was granted a sublicense by a Sublicensee under the right granted by Karuna hereunder, in whole or in part, shall also be deemed a Sublicensee.

1.125.    “Tax” or “Taxes” means any present or future taxes, levies, imposts, duties, charges, assessments or fees of any nature (including any interest thereon). For the avoidance of doubt, Taxes includes VAT.

1.126.    “Term” has the meaning set forth in Section 13.1(a).

1.127.    “Third Party” means an entity other than (a) Zai and its Affiliates or (b) Karuna and its Affiliates.

1.128.    “Third Party Product” means any pharmaceutical product that (a) is sold or distributed in the Licensed Territory by a Third Party that is not an Affiliate or (sub)licensee (including a Sublicensee) of, or otherwise authorized by, Zai or its Affiliates under a marketing authorization granted by a Regulatory Authority in the Licensed Territory to such Third Party, and (b) contains [***].

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1.129.    “U.S. Dollars” or “$” means United States dollars, the lawful currency of the United States.

1.130.    “Upfront Payment” has the meaning set forth in Section 8.1.

1.131.    “Valid Claim” means (a) a claim of an issued and unexpired Patent included within the Licensed Patents (but excluding any Licensed Patent that claims Product Invention solely invented by Zai and assigned by Zai to Karuna pursuant to Section 12.2) that has not been (i) permanently revoked or held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction, which decision is not appealable or is not appealed within the time allowed for appeal, (ii) abandoned, disclaimed or rendered unenforceable through disclaimer or otherwise, or (iii) abandoned, or (b) a claim of any filed patent application included within the Licensed Patents (but excluding any Licensed Patent that claims Product Invention solely invented by Zai and assigned by Zai to Karuna pursuant to Section 12.2) which has not been held finally revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction and which (i) has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise, (ii) has not been withdrawn or abandoned, or (iii) has not been lost through an interference proceeding, or (iv) has not been pending for more than [***] from its earliest priority date (after which time, such claim shall cease to be considered a Valid Claim until it subsequently issues and falls within the description in subclause (a)).

1.132.    “VAT” means value-added taxes or other similar taxes.

1.133.    “Withholding VAT Taxes” has the meaning set forth in Section 8.8(b).

1.134.    “Zai” has the meaning set forth in the preamble of this Agreement.

1.135.    “Zai Implemented Patents” has the meaning set forth in Section 12.3(b).

1.136.    “Zai Indemnitee(s)” has the meaning set forth in Section 11.2.

1.137.    “Zai Inventions” means all Inventions created, conceived, developed or made solely by or on behalf of Zai or its Affiliates under this Agreement other than those that relate specifically to [***]. For clarity, Zai Inventions do not include any Inventions that [***].

1.138.    “Zai Invention Patents” means any Patents that claim or cover Zai Inventions.

1.139.    “Zai IP” means all Zai Know-How and Zai Patents.

1.140.    “Zai Know-How” all Know-How that is Controlled by Zai or its Affiliates as of the Effective Date or during the Term and is actually used by Zai or any of its Affiliates in its Exploitation of the Compound or Licensed Product in the Licensed Territory or in connection with the performance of Zai’s activities under this Agreement, including all Zai Inventions, but excluding any Know-How relating to any other active ingredient or product in any combination regimen that includes the Licensed Product.

1.141.    “Zai Patents” means any Patents that are Controlled by Zai or its Affiliates as of the Effective Date or during the Term and claim or cover Zai Know-How, including Zai Invention Patents.

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ARTICLE 2

LICENSES

2.1.    License Grant and Right of Reference to Zai.

(a)    Subject to the terms and conditions of this Agreement, Karuna hereby grants to Zai an exclusive (subject to Section 2.6), royalty-bearing license, with the right to grant sublicenses through multiple tiers (solely in accordance with Section 2.3), under the Licensed Technology, to Exploit the Compound and Licensed Product in the Field in the Licensed Territory.

(b)    Subject to the terms and conditions of this Agreement, Karuna hereby grants to Zai the right of reference to all Regulatory Submissions related to the Licensed Product in the Field submitted by or on behalf of Karuna or its Affiliates or (sub)licensees (and all data contained or referenced therein), with the right to grant further rights of reference to Sublicensees to the extent permitted pursuant to Section 2.3. Subject to the terms and conditions of this Agreement (including Section 4.4(b)), Zai and its Affiliates (and any Sublicensee to whom it may grant a further right of reference) may use such right of reference to Karuna’s Regulatory Submissions in the Field solely for the purpose of seeking, obtaining and maintaining the Regulatory Approval of the Licensed Product in the Field in the Licensed Territory. Karuna shall provide to Zai, as necessary, a cross-reference letter or similar communication to the applicable Regulatory Authority to effectuate the right of reference as contemplated under this Section 2.1(b).

2.2.    License Grant and Right of Reference to Karuna.

(a)    Subject to the terms and conditions of this Agreement, Zai hereby grants to Karuna an exclusive, fully paid-up and royalty free, and sublicenseable license under Zai IP to (i) exercise its Retained Rights and (ii) perform Karuna’s obligations under this Agreement, provided that, in each case ((i)-(ii)), such license shall be non-exclusive in the Licensed Territory.

(b)    Subject to the terms and conditions of this Agreement, Zai hereby grants to Karuna the right of reference to all Regulatory Submissions related to the Licensed Product in the Field submitted by or on behalf of Zai or its Affiliates or Sublicensees (and all data contained or referenced therein), with the right to grant further rights of reference to Karuna’s Affiliates and (sub)licensees with respect to Licensed Product. Subject to the terms and conditions of this Agreement, Karuna and its Affiliates (and any licensee to whom it may grant a further right of reference) may use the right of reference to Zai’s Regulatory Submissions in the Field solely for the purpose of seeking, obtaining and maintaining the Regulatory Approval of the Licensed Product outside the Licensed Territory. Zai shall provide to Karuna, as necessary, a cross-reference letter or similar communication to the applicable Regulatory Authority to effectuate the right of reference as contemplated under this Section 2.2(b).

2.3.    Right to Sublicense.

(a)    General. Subject to the remainder of this Section 2.3, Zai shall have the right to grant sublicenses under the license and rights granted in Section 2.1 to:

(i)    its Affiliates without Karuna’s consent,

(ii)    any Third Party Subcontractors engaged under Section 2.4, without Karuna’s consent, and

(iii)    any Third Party (other than those described in subclause (ii)) as proposed in writing by Zai, upon Karuna’s prior written consent, not to be unreasonably withheld, conditioned, or delayed (each such permitted Third Party sublicensee in (ii) and (iii), a “Sublicensee”).

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(b)    Zai shall ensure that each sublicense agreement between Zai and its Affiliate or Sublicensee is consistent with the terms of this Agreement, and specifically contains terms and conditions that: (i) require each such Affiliate or Sublicensee to protect and keep confidential any Confidential Information of the Parties, including in accordance with ARTICLE 9; (ii) provide Karuna with the right to audit (either by itself or through Zai or Zai’s designee) the books and records of each such Sublicensee in accordance with this Agreement (including pursuant to Sections 4.7, 5.9, 7.7, 8.6(b), 8.6(c), and 10.4(a)(iv)); (iii) do not impose any payment obligations or liability on Karuna; (iv) contain appropriate intellectual property assignment and license provisions to give effect of the IP ownership and license provisions in this Agreement. Zai shall, (A) with respect to any sublicense agreement with a Sublicensee other than those described in Section 2.3(a)(ii), prior to entering into any sublicense agreement, provide Karuna a copy of the draft sublicense agreement that is substantially final, [***], in order for Karuna to confirm compliance with the foregoing requirements and approve such sublicense agreement; and (B) within [***] after execution of each sublicense agreement, provide a copy of the complete executed agreement with each Affiliate or Sublicensee to Karuna, [***], provided that, Zai shall be permitted to redact commercially sensitive terms of any such agreement which terms are not necessary for Karuna to confirm Zai’s compliance with its obligations hereunder.

(c)    Restrictions. Zai shall not grant a sublicense to any Affiliate or Third Party that has been debarred or disqualified by any Governmental Authority or is subject to any proceedings, sanctions or fines under any Anti-Corruption Law. Zai shall remain primarily responsible for all of its obligations under this Agreement that have been delegated or sublicensed to any Affiliate or Sublicensee, and Karuna shall have the right to proceed directly against Zai without any obligation to first proceed against such Affiliate or Sublicensee. Karuna may require that Zai enforce any provisions of any sublicense agreement between Zai (or its Affiliate) and a Sublicensee against the applicable Sublicensee. Without limiting the foregoing, Zai shall be liable for (i) its Affiliate’s Sublicensee’s conduct under this Agreement, and (ii) its Affiliates’ or Sublicensees’ breach of this Agreement which shall be deemed a breach of this Agreement as if Zai had itself conducted the action or inaction that contributed to the breach of this Agreement.

2.4.    Subcontracting. Subject to the terms and conditions of this Agreement, Zai may engage Third Party contract research organizations (“CROs”), contract manufacturing organization, logistic service providers, sales contract sales, marketing providers or similar independent contractors (each, a “Subcontractor”) solely for purposes of, as applicable, conducting Development activities in accordance with the Development Plan, Manufacturing or Commercialization activities for the Licensed Product in the Field in the Licensed Territory, in each case, for or on behalf of Zai under this Agreement without Karuna’s prior written consent, provided that (a) any Subcontractor shall be bound by a written agreement that is consistent with the terms and conditions of this Agreement and shall include confidentiality and non-use of confidential information, and intellectual property assignment and license provisions, in each case, that are consistent with the applicable provisions of this Agreement, (b) Zai shall promptly notify Karuna identity of any such Subcontractor, including any audits Zai performs on such Subcontractor and provide Zai with a copy of any audit responses or audit reports [***]. Notwithstanding the foregoing, Zai shall remain primarily responsible for all of its obligations under this Agreement that have been delegated to or performed by a Subcontractor, and Karuna shall have the right to proceed directly against Zai without any obligation to first proceed against such Subcontractor. Karuna may require that Zai enforce any provisions of any agreement between Zai (or its Affiliate) and a Subcontractor against the applicable Subcontractor. Without limiting the foregoing, Zai shall be liable for (i) its Subcontractors’ conduct under this Agreement, and (ii) its Subcontractors’ breach of this Agreement which shall be deemed a breach of this Agreement as if Zai had itself conducted the action or inaction that contributed to the breach of this Agreement.

2.5.     Hong Kong License. The Parties agree that the licenses and rights granted to Zai under Section 2.1 shall be extended to Hong Kong on the additional terms and conditions set forth on Schedule 2.5. Unless specifically stated otherwise on Schedule 2.5, all terms and conditions of this Agreement shall apply with respect to the Parties’ rights and obligations in connection with Exploitation of the Compound and Licensed Product in Hong Kong (mutatis mutandis).

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2.6.    Karuna Retained Rights. Notwithstanding anything to the contrary in this Agreement, Karuna hereby expressly retains, on behalf of itself (and its Affiliates, other (sub)licensees, and designees) (a) all rights under the Licensed Technology to fulfill, either itself, its Affiliates or through subcontractors, Karuna’s obligations under this Agreement, (b) the exclusive rights to Exploit the Compound and Licensed Product outside the Licensed Territory or outside the Field anywhere in the world (but without the right to Commercialize the Compound or the Licensed Product in the Licensed Territory during the Term, except with respect to any right or obligation of Karuna as the Initial MAH in accordance with the terms of this Agreement or otherwise required by Applicable Laws), (c) subject to and in accordance with Section 4.4, the non-exclusive rights under the Licensed Technology to conduct the Global Studies, (d) the non-exclusive rights to Manufacture or have Manufactured the Compound or Licensed Product in the Licensed Territory, solely to support (i) the Exploitation of the Compound and Licensed Product outside of the Licensed Territory, and (ii) the Exploitation of the Licensed Product in the Licensed Territory (including through the conduct of Global Studies by Karuna pursuant to Section 4.4), and (e) the right to exercise its rights and perform obligations as the CTA holder for the Karuna Sponsored Studies and the Initial MAH, as set forth in this Agreement or otherwise required by Applicable Laws (collectively (a)-(e), the “Retained Rights”). Zai acknowledges and agrees that the Retained Rights include the right for Karuna to grant licenses under clauses (a) through (e) of the Retained Rights to its Affiliates and Third Parties.

2.7.    No Other Rights. Except for the licenses and rights expressly granted under this Agreement, no right, title, or interest of any nature whatsoever is granted whether by implication, estoppel, reliance, or otherwise, by a Party to the other Party. All rights with respect to Know-How, Patents or other intellectual property rights that are not specifically granted herein are reserved to the owner thereof. Further, the licenses and other rights granted to Zai herein are subject to the rights retained by the counterparty to each Existing In-License Agreement and New Karuna In-License, as applicable.

2.8.    Covenant Not to Exceed the Scope of the License. Each Party shall not, and shall not permit any of its Affiliates or sublicensees to, practice any Patent or Know-How licensed to it by the other Party outside the scope of the licenses granted to it under this Agreement.

2.9.    Exclusivity.

(a)    Subject to the remainder of this Section 2.9, unless otherwise agreed by the Parties in writing:

(i)    During the period commencing on the Effective Date and ending on [***], neither Party shall, for itself, or with, through or for its Affiliates or any Third Party (including the grant of any license, option or other right to any Third Party), directly or indirectly, seek Regulatory Approval of, or Commercialize any [***] anywhere in the Licensed Territory, other than the Compound or Licensed Product as expressly permitted under this Agreement.

(ii)    During the Term, Zai shall not, for itself, or with, through or for its Affiliates or any Third Party (including the grant of any license, option or other right to any Third Party), directly or indirectly, engage in or conduct any clinical Development, seek Regulatory Approval of, or Commercialize any [***] anywhere in the Licensed Territory, other than the Compound or Licensed Product as expressly permitted under this Agreement.

(b)    Notwithstanding Section 2.9(a), in the event that a Third Party becomes an Affiliate of a Party after the Effective Date through merger, acquisition, consolidation or other similar transaction, and such Third Party, as of the closing date of such transaction, is engaged in the Exploitation of [***] in the Licensed Territory in a manner that is not permitted under Section 2.9(a), then:

(i)    if such transaction results in a Change of Control of such Party, then such new Affiliate shall have the right to continue the Exploitation of [***] in the Licensed Territory and such continuation shall not constitute a breach of such Party’s exclusivity obligations set forth above; provided that such Party and its new Affiliate, for the duration of the applicable exclusivity obligation, [***]; and

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(ii)    if such transaction does not result in a Change of Control of such Party, then such Party and its new Affiliate shall have [***] from the closing date of such transaction to wind down or divest (including exclusively out-license with no further active Exploitation) such [***], and its new Affiliate’s Exploitation of such [***] during such [***] period shall not deemed a breach of such Party’s exclusivity obligations set forth above; provided that, during such [***], such Party and its new Affiliate [***].

(c)    During the Term, if Karuna or any of its Affiliates directly or indirectly, engages in or conducts clinical Development of [***] and desires to, either by itself, or through its Affiliates or any Third Party (including the grant of any license, option or other right to any Third Party), engage in any Commercialization of [***] anywhere in the Licensed Territory, it shall promptly notify Zai in writing of such intention, together with a reasonably detailed summary of any material Development results of [***] (the “Competing Product Notice”). Zai may, within [***] following receipt of the Competing Product Notice, provide a written notice to Karuna and elect to exclusively negotiate with Karuna a license for the Exploitation of [***] in the Licensed Territory. Thereafter, the Parties shall negotiate in good faith for a period of [***] (the “Exclusive Negotiation Period”). If Zai fails to provide such notice, or, despite exercising good faith efforts, the Parties cannot reach an agreement with respect to such license for [***] in the Licensed Territory within the Exclusive Negotiation Period, then Karuna shall, have the right, either by itself or with, through or for its Affiliates or any Third Party, to Exploit [***] in the Licensed Territory, without any obligation to Zai, provided that, (i) if despite good faith negotiations, the Parties cannot agree with respect to such license for [***], Karuna agrees not to [***]; and (ii) if Karuna does not enter an agreement with any Third Party with respect to the grant of such rights [***], then Zai’s first right of negotiation under this Section 2.9(c) with respect to [***] shall again become effective and applicable;

(d)    The obligations of Karuna set forth in Section 2.9(c) (x) shall terminate if Karuna undergoes a Change of Control after the Effective Date; except that, upon Change of Control of Karuna during the Term, such obligations set forth in Section 2.9(c) shall continue to apply to [***] prior to such Change of Control by Karuna or any of its Affiliates existing prior to such Change of Control; and (y) shall not apply if a Third Party becomes an Affiliate of Karuna after the Effective Date through merger, acquisition, consolidation or other similar transaction, and such transaction does not result in a Change of Control of Karuna, with respect to [***] Exploited by such new Affiliate or any of its Affiliates with a Third Party as of the closing date of such transaction.

2.10.    Access to Licensed Know-How. Within [***] following the Effective Date, Karuna shall provide Zai access to all Licensed Know-How as of the Effective Date, which access shall occur in a manner and following a reasonable schedule mutually agreed by the Parties. During the Term, Karuna shall provide or make available to Zai additional Licensed Know-How, to the extent that such Licensed Know-How comes to Karuna’s attention (or is reasonably requested by Zai) and has not previously been provided or made available to Zai, to the extent necessary or reasonably useful for Zai to exercise its rights or perform its obligations under this Agreement. In connection with transfer of the Licensed Know-How, Karuna shall also provide Zai with reasonable technical assistance in order for Zai to use and apply the Licensed Know-How in the Exploitation of the Compound and Licensed Product, including reasonable access to its technical personnel involved in the Exploitation of the Compound and Licensed Product. Zai shall reimburse Karuna for the cost incurred by Karuna to provide such technical assistance, [***].

2.11.    Existing In-License Agreements. All licenses and other rights granted to Zai under this Agreement (including any sublicense rights) are subject to the rights and obligations of Karuna under the Existing In-License Agreements. Zai acknowledges and agrees that it will comply with all of the obligations under the Existing In-License Agreements to the extent applicable to Zai as a sublicensee thereunder that are set forth on Schedule 2.11 (the “Existing In-License Agreement Terms”), which shall be incorporated in this Agreement by reference. Karuna shall be solely responsible for the payment of any royalty, milestone and other payments due to Third Parties under any Existing In-License Agreement on account of Zai’s, its Affiliates’ and Sublicensees’ Exploitation of the Compound and Licensed Product in the Field in the Licensed Territory in accordance with this Agreement and the Existing In-License Agreement Terms.

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2.12.    New Karuna In-Licenses.

(a)    If, during the Term, Karuna enters into any agreement with a Third Party pursuant to which it obtains a licensable or sublicensable (in accordance with the terms of this Agreement) right or license from such Third Party to any Patents or Know-How that would, but for the provisions of this Section 2.12 constitute Licensed Technology (such agreement, a “Potential In-License”), then Karuna shall promptly notify Zai thereof in writing, including by providing a summary description of: (i) such Patents or Know-How under such Potential In-License; (ii) all payments that Karuna would be obligated to pay to such Third Party in connection with the grant, maintenance, or exercise of a license or sublicense to or by Zai under such Patents or Know-How; and (iii) all obligations with which Zai would be required to comply as a licensee or sublicensee under such Potential In-License (such notice, a “Potential In-License Notice”).

(b)    If, within [***] after the receipt of a Potential In-License Notice, Zai provides Karuna with written notice indicating interest in obtaining a license or sublicense under such Patents or Know-How, then Karuna shall promptly provide Zai with a copy of such Potential In-License, which copy may be redacted to exclude terms not relevant to the rights or obligations that Zai would receive or assume if it were to exercise its rights under this Section 2.12 to include such Patents or Know-How as Licensed Technology.

(c)    If, within [***] after receipt of such copy referenced in Section 2.12(b), Zai provides Karuna with written notice in which: (i) Zai consents to including the applicable Patents or Know-How in the Licensed Technology; and (ii) Zai agrees to (A) make all payments when due under such Potential In-License to the extent arising out of the grant, maintenance, or exercise of a license or sublicense to or by Zai under such Patents or Know-How and (B) comply with all obligations under such Potential In-License as required to comply as a licensee or sublicensee under such Potential In-License, then (x) such Potential In-License shall be deemed a “New Karuna In-License” thereafter, (y) any such Patents or Know-How, to the extent otherwise falling within the definition of Licensed Technology, shall be added to Licensed Technology and licensed or sublicensed to Zai under this Agreement, and (z) Zai shall be obligated to make any payments referenced in the foregoing sub-clause (ii)(A). If Zai does not provide such notices required by this Section 2.12, such Patents and Know-How will be excluded from the Licensed Technology pursuant to this Agreement and such Potential In-License will not become a New Karuna In-License.

ARTICLE 3

GOVERNANCE

3.1.    Joint Steering Committee.

(a)    Formation. Within [***] after the Effective Date, the Parties shall establish a joint steering committee (the “JSC”) to cooperate, coordinate, integrate and monitor the Development and Commercialization of the Compound and Licensed Product in the Field in the Licensed Territory under this Agreement. Each Party shall appoint [***] (or such other equal number of representatives as agreed by the Parties in writing) to the JSC, each of whom shall be an officer or employee of the applicable Party having sufficient seniority within such Party to make decisions arising within the scope of the JSC’s responsibilities. Each Party may replace its JSC representatives upon written notice to the other Party. Upon the JSC’s establishment, a representative from Zai shall act as the chairperson of the JSC. Once a year, the role of chairperson shall rotate between the Parties. The chairperson shall not have any greater authority than any other representative of the JSC.

(b)    Role. The JSC shall [***].

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(c)    Limitation of Authority. The JSC shall only have the powers expressly assigned to it in this ARTICLE 3 and elsewhere in this Agreement and shall not have the authority to: (i) modify or amend the terms and conditions of this Agreement; (ii) waive either Party’s compliance with the terms and conditions of this Agreement; (iii) determine any such issue in a manner that would conflict with the express terms and conditions of this Agreement; (iv) make any decisions related to, or determine, approve or oversee the initiation, suspension, cessation, conduct, strategy, implementation of or other matters related to, any Global Study; or (v) impose any other obligations on either Party without the prior written consent of such Party.

(d)    Meetings. The JSC shall hold meetings at such times as it elects to do so, but in no event shall such meetings be held less frequently than [***]. Each Party may call additional ad hoc JSC meetings as the needs arise with reasonable advance notice to the other Party. Meetings of the JSC may be held in person, or by audio or video teleconference, unless otherwise agreed by the Parties. In-person JSC meetings shall be held at locations mutually agreed by the Parties. Each Party shall be responsible for such Party’s expenses of participating in the JSC meetings. No action taken at any JSC meeting shall be effective unless at least [***] of each Party are participating in such JSC meeting. The Alliance Manager appointed by Zai as set forth in Section 3.2 herein shall prepare the minutes for all JSC meetings, which such minutes shall be approved by the JSC at the subsequent meeting.

(e)    Non-Member Attendance. Each Party may from time to time invite a reasonable number of participants relevant to items on the issued agenda, in addition to its representatives, to attend the JSC meetings in a non-voting capacity; provided that if either Party intends to have any Third Party (including any consultant) attend such a meeting, such Party shall provide prior written notice to the other Party, and such Party shall also ensure that such Third Party is bound by confidentiality and non-use obligations consistent with the terms of this Agreement.

(f)    Decision-Making. [***]. If after reasonable discussion and good faith consideration of each Party’s view on a particular matter before the JSC, the JSC cannot reach a decision as to such matter within [***] after such matter was brought to the JSC for resolution, such matter shall be referred by a notice sent pursuant to Section 15.5 by the JSC to the Executive Officers of both Parties for resolution. If the Executive Officers cannot resolve such matter within [***] after such matter has been referred to them, then such matter shall be resolved as follows:

(i)    Except as otherwise provided in Section 3.1(f)(iii), Zai shall have final decision making authority over such matter to the extent such matter primarily relates to [***]. Notwithstanding the foregoing, if Karuna reasonably believes that any decision made by Zai pursuant to this Section 3.1(f)(i) would be reasonably expected to [***], Karuna shall have the final decision-making authority over such matter. Notwithstanding the foregoing, Zai shall have the final decision-making authority regarding [***].

(ii)    Karuna shall have the final decision-making authority over all matters relating to [***], provided that Karuna shall not use its final decision-making authority in a manner that would [***].

(iii)    Notwithstanding anything to the contrary, the following matters shall require the Parties’ mutual agreement, with neither Party having the final decision-making authority with respect thereto: [***].

(g)    Exchange of Information. The Parties shall cooperate to exchange information through the JSC and otherwise as reasonably requested by the other Party with respect to Development, Manufacture, Commercialization and medical affairs activities conducted by each Party and their Affiliates, in the case of Zai its Sublicensees, and in the case of Karuna, its (sub)licensees of rights to the Compound or Licensed Product outside the Licensed Territory. Such exchange shall include summaries of information relating to material Development activities of each Party, including all Clinical Trials of the Licensed Product, IND and Regulatory Approval Application filings for all Indications for the Licensed Product. For Clinical Trials of the Licensed Product that may be used to support Regulatory Approval for the Licensed Product in the other Party’s territory (including Global Studies), such exchange shall also include all data, results and analyses as reasonably requested by a Party, and the other Party shall have the right to use such data and results for the purpose of obtaining and maintaining Regulatory Approval for the Licensed Product in its territory, subject to Section 4.4(d).

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3.2.    Alliance Managers. Within [***] following the Effective Date, each Party shall appoint (and notify the other Party of the identity of) a representative having the appropriate qualifications (including a general understanding of pharmaceutical Development and Commercialization issues) to act as its alliance manager with respect to this Agreement (the “Alliance Manager”). The Alliance Managers shall serve as the primary contact points between the Parties regarding the activities in the Licensed Territory contemplated under this Agreement. The Alliance Managers shall (a) facilitate the flow of information; (b) otherwise promote communication, coordination and collaboration between the Parties by providing single point communication for seeking consensus both internally within each Party’s respective organization, including facilitating review of external corporate communications, and raising cross-Party or cross-functional disputes in a timely manner; and (c) manage the JSC meetings by (i) calling meetings of the JSC; (ii) preparing and issuing minutes of each such meeting within [***] thereafter; and (iii) preparing and circulating an agenda for the upcoming meeting, in each case at the direction of and in consultation with the then-current chairperson, provided that the Alliance Manager of each Party shall not have the authority to vote on behalf of such Party with respect to any matters within the authority of the JSC. Each Party may replace its Alliance Manager by written notice to the other Party.

ARTICLE 4

DEVELOPMENT

4.1.    Development Plan. The Parties shall undertake the Development of the Licensed Product in a collaborative and efficient manner in accordance with this ARTICLE 4. The Development and Manufacturing of the Compound and Licensed Product relating to the Licensed Territory under this Agreement shall be governed by a written development plan (the “Development Plan”), as revised from time to time in accordance with this Section 4.1. The Development Plan shall include [***]. The Development Plan shall contain in reasonable detail the major Development activities and the projected timelines for conducting such activities, including activities designed to achieve Regulatory Approvals for the Licensed Product in the Licensed Territory. An initial Development Plan is attached hereto as Schedule 4.1. From time to time, and subject to Zai’s diligence obligations set forth in Section 4.2(c) (as may be modified by Section 4.2(d)), Zai may propose certain necessary updates or amendments to the Development Plan in consultation with Karuna and submit such proposed updated or amended plan to the JSC for review, discussion and approval. In accordance with Section 3.1(b), the JSC shall review, discuss and approve any updates or amendments to the Development Plan. For clarity, the Parties acknowledge and agree that Zai will not undertake any activities relating to [***].

4.2.    Responsibilities; Diligence.

(a)    General. During the Term, subject to the JSC’s oversight, and rights of Karuna as the CTA holder for the Karuna Sponsored Studies and the Initial MAH, as set forth in this Agreement or otherwise required by Applicable Laws, Zai shall have the primary responsibility for the Development of the Licensed Product in the Field in the Licensed Territory, in accordance with the Development Plan, at Zai’s sole cost and expense subject to Section 4.4(b). Zai shall perform such obligations under the Development Plan in a professional and scientific manner, and in compliance with the requirements of Applicable Laws, GCP and cGMP. Changes in the scope or direction of the Development work under this Agreement that would be a material deviation from the Development Plan must be approved by the JSC as set forth in Section 3.1(b); provided that any change with respect to Joint Global Studies shall be consistent with the Joint Global Studies as set forth in the Global Development Plan.

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(b)    Diligence. During the Term, Zai, by itself or through its Affiliates and Sublicensees, shall use Commercially Reasonable Efforts to Develop the Licensed Product in the Field in each Region in the Licensed Territory in accordance with the Development Plan.

(c)    Development Targets. Without limiting the foregoing, Zai shall achieve the following Development milestones with respect to the Development of the Licensed Product in the PRC (each, a “Development Target” and the associated deadline, “Development Target Deadline”). [***].

(d)    Extension for Delay. Upon the JSC’s approval (not to be unreasonably withheld, conditioned or delayed), the Development Target Deadline for each Development Target above may be extended by the duration of any delays that are encountered during the course of Development and caused by [***]. Notwithstanding the foregoing, if Zai fails to meet any Development Target Deadline that is due, the JSC shall be deemed to have approved an extension to the extent Zai has presented reasonable written documentary evidence demonstrating that, at the time such Development Target Deadline is due: [***].

(e)    Failure to Meet Development Target Deadlines. and [***] Karuna shall have the right to terminate this Agreement as provided in Section 13.3, [***] subject to Zai’s right to dispute the applicability of.

4.3.    Local Study.

(a)    Subject to rights of Karuna as the CTA holder of the Karuna Sponsored Studies and Initial MAH, as set forth in this Agreement or otherwise required by Applicable Laws, Zai shall be solely responsible for performing any Local Study at its sole cost (including handling relevant Regulatory Submissions for any Local Studies in the Licensed Territory at its own cost, as applicable, in accordance with ARTICLE 5), as set forth in the Development Plan; provided that [***]. Each Local Study conducted in the Licensed Territory shall be conducted in accordance with the Development Plan, including the study protocol set forth therein and approved by any relevant Regulatory Authority, and Applicable Laws in the Licensed Territory.

(b)    Without limiting the foregoing, for each Karuna Sponsored Study, [***].

(c)    [***].

4.4.    Global Study.

(a)    General. Karuna may initiate, suspend, or cease a Global Study for the Licensed Product for any Indication. As between the Parties, Karuna shall be responsible for any Global Study of the Licensed Product, subject to this Section 4.4, with respect to participation by Zai in Joint Global Studies. Karuna shall present to the JSC a global development plan for any Global Study that includes clinical sites for Clinical Trials for the Licensed Product in the Licensed Territory (the “Global Development Plan”). The JSC shall discuss such Global Development Plan for Zai’s potential participation in such Global Study in the Licensed Territory.

(b)    Zai may participate in a Global Study presented by Karuna in a Global Development Plan based upon mutual agreement of the Parties (such agreed Global Study, a “Joint Global Study”). Unless otherwise agreed between the Parties, Zai shall be responsible for all activities associated with conducting each Joint Global Study in the Licensed Territory set forth in the applicable Global Development Plan, and any additional or modified activities for such Joint Global Study in the Licensed Territory so agreed between the Parties shall be included in an amendment to the Global Development Plan. Zai shall recruit, enroll, treat, and provide follow-up in a timely manner with respect to an agreed number or percentage of the total number of patients to be treated under the protocol set forth in the Regulatory Submission to the FDA and NMPA for the Joint Global Study and in accordance with the Global Development Plan (as may be amended pursuant to the preceding sentence), provided that if the percentage of the total number of patients enrolled in the Licensed Territory exceeds [***] of the total number of patients enrolled in a Joint Global Study, Karuna will be responsible for the costs of such patients enrolled in the Licensed Territory above such [***].

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(c)    Zai, itself or with or through any other of its Affiliates or Sublicensees, shall, in accordance with Section 5.1, be the Authorized Regulatory Agent of each Joint Global Study in the Licensed Territory. For any Joint Global Study, Zai shall be responsible for [***], and Karuna shall be responsible for [***].

(d)    If Zai elects not to participate in any Global Study presented by Karuna by notifying Karuna in writing of such election not to participate (or by failing to notify Karuna in writing of its election to participate) within [***] after the date of Karuna’s presentation of such Global Study to the JSC, Karuna may conduct such Global Study in the Licensed Territory [***] but in conducting such Global Study, the Parties shall coordinate the Parties’ Development activities for the Licensed Product in the Licensed Territory, provided that Zai shall not have access, or any right of reference to, any data (except for safety data) generated from such Global Study, and any Know-How (except for safety data) or Patents resulting from such Global Study shall be excluded from Licensed Technology unless Zai notifies Karuna in writing of Zai’s intent to have access and right of reference to such data, and to include any such Know-How or Patents in Licensed Technology, in which case, Zai shall pay to Karuna [***].

4.5.    Post-Marketing Studies. If the Regulatory Authority requires that a Post-Marketing Study for the Licensed Product be conducted in the Licensed Territory, or if the Parties mutually agree that a Post-Marketing Study for the Licensed Product in the Licensed Territory is necessary (such agreement not to be unreasonably withheld, conditioned, or delayed), Zai shall be responsible for conducting such Post-Marketing Study for the Licensed Product in the Licensed Territory, including [***].

4.6.    Development Reports. The status, progress and results of Zai’s Development activities under this Agreement shall be discussed at meetings of the JSC. At least [***] before each regularly scheduled JSC meeting, Zai shall provide the JSC with a written report in English summarizing its Licensed Product Development activities and the results thereof, covering subject matter at a level of detail reasonably requested by Karuna and sufficient to enable Karuna to determine such Zai’s compliance with its obligations pursuant to Section 4.1 to Section 4.4. In addition, Zai shall make available to Karuna such additional information about its Development activities with Licensed Product as may be reasonably requested by Karuna from time to time. All updates and reports provided by Zai pursuant to this Section 4.6 shall be the Confidential Information of Zai.

4.7.    Clinical Trials Compliance and Registration. Each Party shall conduct all Clinical Trials of the Licensed Product in the Licensed Territory in compliance with all Applicable Laws, including GCP and regulations promulgated by the NMPA. Zai shall be responsible for registering in the appropriate clinical trial registry and posting the results of all studies for the Licensed Product conducted under an IND filed by or on behalf of Zai for the Licensed Product in the Licensed Territory as required by Applicable Law. Zai further agrees to allow Karuna to post the clinical trial results of Zai’s Clinical Trials for the Licensed Product as required by Applicable Law.

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4.8.    Conduct of Audits. Upon [***] prior written notification by Karuna but no more frequent than [***] (except in the event that Karuna has reasonable cause), and based on an audit scope agreed upon by the Parties, Karuna or its representatives may conduct an audit of Zai, its Affiliates, or any Sublicensees or Subcontractors, and all Clinical Trial sites engaged by Zai or its Affiliates, Sublicensees or Subcontractors to perform Zai’s obligations under any Development Plan, in each case, to ensure that the applicable Clinical Trials are conducted in compliance with the Development Plan, GCP, and Applicable Laws; provided that in the event any such audit of Zai’s Subcontractors or Clinical Trial sites engaged by Zai or its Affiliates or Sublicensees, in each case, requires Zai’s assistance, Zai shall provide Karuna or its representatives with such assistance [***], to the extent reasonable, including providing personnel of Zai to be present for such audit and producing any documents or authorizations allowing Karuna or its representatives to conduct such audit, to the extent reasonable. No later than [***] after the completion of such audit, Karuna shall provide Zai with a written summary of Karuna’s findings of any deficiencies or other areas of remediation that Karuna identifies during any such audit. Zai shall use Commercially Reasonable Efforts to respond or remediate any such deficiencies within [***] following Karuna’s receipt of such report. Without limiting the foregoing, Zai shall have the right to be present at any such audit conducted by Karuna pursuant to this Section 4.8 of any Sublicensees, Subcontractors, or Clinical Trial sites.

4.9.    Records. In conformity with Applicable Law, standard pharmaceutical industry practices and the terms and conditions of this Agreement, each Party shall prepare and maintain, or shall cause to be prepared and maintained, complete and accurate written records, accounts, notes, reports and data (including Development Data) with respect to activities conducted concerning the Licensed Product (“Records”) in the Licensed Territory; provided, that in no instance shall such Records be maintained for less than the latest of (a) [***] following the end of the Calendar Year to which the records pertain, (b) requirements under Applicable Law or (c) such Party’s standard operating practice. Upon a Party’s written request and to the extent required by Applicable Law or applicable Regulatory Authorities in the Licensed Territory, the other Party shall make available to the requesting Party electronic copies (unless otherwise required by Applicable Law) of the aforesaid required Records to the requesting Party throughout the Term and thereafter as long as such other Party Controls such Records, which shall be at minimum for the time period set forth above.

4.10.    Ownership, Disclosure and Use of Development Data.

(a)    Except as otherwise provided by Section 12.1 with respect to Inventions, during the Term, any and all Data and other results generated by a Party, its Affiliate or its respective licensees, sublicensees, collaboration partners, contractors, subcontractors (including Subcontractors) concerning the Licensed Product, including relevant laboratory notebook information, screening data, regulatory data (including all data and results created for or provided to any Regulatory Authority) and data from all pre-clinical studies (including toxicology studies) and Clinical Trials of the Licensed Product (including all data and results created for or provided to any Investigator Review Board or principal investigator of any pre-clinical study or Clinical Trial) (collectively, the “Development Data”), shall, as between Zai and Karuna, (i) be owned solely and exclusively by Karuna if [***], (ii) be jointly owned by Karuna and Zai if [***]. Each Party shall require that all of its Affiliates, Sublicensees and subcontractors (including Subcontractors) assign any of such Affiliates’, Sublicensees’ and subcontractors’(including Subcontractors’) right, title and interest in and to such Development Data to such Party in order to comply with this provision.

(b)    All material Development Data in Control of Karuna or its Affiliates and existing as of the Effective Date that is necessary for the Development and Commercialization of the Licensed Product in the Licensed Territory shall be made available to Zai (or its designee) as promptly as practicable, in any event within [***] after the Effective Date. Any additional material Development Data generated by or on behalf of a Party or its Affiliates and in its Control after the Effective Date and during the Term of this Agreement that is necessary for the Development and Commercialization of the Licensed Product in the Licensed Territory shall be made available to the other Party (or its designee) within [***] after such Party or its Affiliate distributes copies or summaries of such Development Data internally.

(c)    During the Term, each Party shall promptly provide to the JSC (in the case of Zai, together with the Development reports submitted to the JSC pursuant to Section 4.6), or to the other Party upon the other Party’s request, any Development Data generated pursuant to the Development Plan by or on behalf of such Party, its Affiliates, licensees or Sublicensees, to the extent not previously provided to the JSC or the other Party.

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(d)    Each Party and its Affiliates may only use and disclose the Development Data during the Term for the purposes of exercising its rights and performing its obligations with respect to the Licensed Product in its territory (and with respect to Karuna, for purposes of exercising the Retained Rights) pursuant to this Agreement, including Development and regulatory activities with respect to the Licensed Product under this Agreement or its or their ongoing compliance with record retention requirements with respect to the Licensed Product by any Regulatory Authority in its territory; provided, for clarity, that neither Party nor its Affiliates will have any right to use or disclose any Development Data of the other Party as a comparator with, or in comparison to, any other compound or product without such other Party’s prior written consent.

ARTICLE 5

REGULATORY

5.1.    Zai’s Responsibilities.

(a)    The regulatory strategy for the Licensed Territory will be consistent with the overall objectives of obtaining and maintaining Regulatory Approval of the Licensed Product in the Licensed Territory in accordance with the Development Plan. During the Term, subject to the oversight of the JSC, Zai shall, at its sole cost and expense, (i) be responsible for all regulatory activities leading up to and including the obtaining of the Regulatory Approval for the Licensed Product from the Regulatory Authority on a Region-by-Region basis in the Field in the Licensed Territory, at its sole cost and expense, except as set forth in the Global Development Plan and Development Plan; and (ii) to the extent permitted by Applicable Law, hold and maintain all Regulatory Approvals, Regulatory Submissions and all pricing and reimbursement approvals, in each case, for the Licensed Product in the Field in the Licensed Territory, in the name of Zai or its Affiliates, provided that, if Applicable Laws in a Region in the Licensed Territory do not allow Zai (or an Affiliate of Zai) to hold Regulatory Approvals or Regulatory Submissions for the Licensed Product in the Field in the Licensed Territory, then during the Term, Karuna will, at Zai’s costs, (A) hold such Regulatory Approval, Regulatory Submissions and pricing and reimbursement approvals for the Licensed Product in the Field in such Region solely for Zai’s benefit, (B) appoint Zai (or an Affiliate of Zai) as sole Authorized Regulatory Agent to handle all regulatory activities for the Licensed Product in the Field in such Region, and (C) shall promptly transfer such Regulatory Approval, Regulatory Submissions and pricing and reimbursement approvals to Zai or its designee when allowed by Applicable Laws.

(b)    Zai shall use Commercially Reasonable Efforts to obtain and maintain, in its own name (or in the name of its Affiliates, but subject to Section 5.1(a)(ii)), Regulatory Approvals, Regulatory Submissions and pricing and reimbursement approvals (if applicable) for Licensed Product in the Field in each Region in the Licensed Territory in accordance with the Development Plan and Zai shall be [***]. During any period when Karuna holds any Regulatory Approval, Regulatory Submissions or pricing and reimbursement approvals for the Licensed Product in the Field in a Region for Zai’s benefit pursuant to Section 5.1(a)(ii), (i) Karuna shall not be obligated to [***]; (ii) Karuna shall not assume any liability [***]; (iii) should Karuna or its Affiliates incur any costs or expenses related to holding or transferring any such Regulatory Approval, Regulatory Submissions or pricing and reimbursement approvals, Zai shall [***]; and (iv) Zai shall [***].

(c)    Zai shall keep Karuna promptly informed (and in any event within [***] for any significant matter) of regulatory developments related to the Licensed Product in each Region in the Licensed Territory and shall promptly notify Karuna in writing of any decision by any Regulatory Authority in such Region in the Licensed Territory regarding the Licensed Product. Zai shall share with Karuna copies of correspondences or a summary of phone calls received from and sent to any Regulatory Authority in each Region in the Licensed Territory relating to the Licensed Product promptly after (and in any event within [***] for any significant matter) Zai or its Affiliate distributes such copies or summaries internally.

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(d)    [***].

(e)    [***].

5.2.    Review of Regulatory Submissions. Zai shall provide to Karuna for review and comment drafts of all material Regulatory Submissions (including application for HGR Approvals) in Field in the Licensed Territory for the Licensed Product no later than [***] prior to the planned submission, provided that, [***]. Zai shall incorporate any comments received from Karuna on such Regulatory Submissions where required under any Applicable Laws and shall use good faith efforts to incorporate any other comments received from Karuna on such Regulatory Submissions; provided that in the event of any disagreement regarding incorporation of comments made by Karuna with respect to the contents of any substantive proposals or Regulatory Submission for the Licensed Product in the Licensed Territory or any written correspondence with any Regulatory Authority for the Licensed Product in the Licensed Territory, the Parties shall discuss, through the JSC, such disagreements in good faith. In addition, Zai shall notify Karuna of any material Regulatory Submissions for the Licensed Product and any other material documents, comments or other correspondences related thereto submitted to or received from any Regulatory Authority in the Licensed Territory and shall provide Karuna with copies thereof as soon as reasonably practicable, but in all events within [***] after submission or receipt thereof [***].

5.3.    Notice of Meetings. Zai shall provide Karuna with notice of any material meeting or discussion with any Regulatory Authority in the Licensed Territory related to the Licensed Product no later than [***] after receiving notice thereof. Zai shall lead any such meeting or discussion and Karuna or its designee shall have the right, but not the obligation, to attend and participate in any such meeting or discussion unless prohibited or restricted by Applicable Laws or Regulatory Authority. At Zai’s request, Karuna shall reasonably cooperate with Zai in preparing for any such meeting or discussion. If Karuna elects not to attend such meeting or discussion, then Zai shall provide to Karuna a written summary thereof in English promptly following the issuance or approval of the corresponding official minutes by the applicable Regulatory Authority.

5.4.    Notice of Regulatory Action. If any Regulatory Authority takes or gives notice of its intent to take any regulatory action with respect to any activity of Zai, its Affiliates, Sublicensees or Subcontractors, in each case, relating to the Licensed Product, then Zai shall notify Karuna of such contact, inspection, or notice or action within [***] after receipt of such notice (or, if action is taken without notice, within [***] of Zai becoming aware of such action). Karuna shall have the right to review and comment on any responses to any Regulatory Authority that pertain to the Licensed Product in the Licensed Territory.

5.5.    Karuna’s Responsibilities. Subject to Section 4.4(d), Karuna shall reasonably cooperate with Zai in obtaining any Regulatory Approvals for the Licensed Product in the Licensed Territory by providing, to the extent reasonably requested by Zai, access to Regulatory Approvals, Regulatory Submissions, Development Data, and other information and documentation for the Licensed Product outside of the Licensed Territory if such information is required by Applicable Laws in the Licensed Territory or requested by a Regulatory Authority in the Licensed Territory in furtherance of such Regulatory Approvals for the Licensed Product in the Licensed Territory. In addition, upon Zai’s reasonable request, Karuna shall, and shall cause its Affiliates and sublicensees to provide to Zai copies of such records of Development, Manufacturing, and Commercialization activities to the extent required to obtain Regulatory Approval of the Licensed Product in the Licensed Territory. [***].

5.6.    No Harmful Actions. If Karuna believes that Zai is taking or intends to take any action with respect to the Licensed Product that could have a material adverse impact upon the regulatory status of the Licensed Product outside the Licensed Territory, Karuna shall have the right to bring the matter to the attention of the JSC and the Parties shall discuss in good faith to resolve such concern. Without limiting the foregoing, unless the Parties otherwise agree: (a) Zai shall not communicate with any Regulatory Authority having jurisdiction outside the Licensed Territory, unless so ordered by such Regulatory Authority, in which case Zai shall immediately notify Karuna of such order; and (b) Zai shall not submit any Regulatory Submissions or seek Regulatory Approvals for the Licensed Product outside the Licensed Territory.

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5.7.    Regulatory Authority Communications Received by a Party. Each Party shall keep the other Party informed in a timely manner, and compliant with the reporting requirements of the applicable Regulatory Authorities, of any action by, or notification or other information which it receives (directly or indirectly) from any Regulatory Authority (inside or outside of the Licensed Territory as applicable) which: (a) raises any material concerns regarding the safety or efficacy of the Licensed Product; (b) indicates or suggests a potential material liability of either Party to Third Parties in connection with the Licensed Product in the Field in the Licensed Territory; (c) is reasonably likely to lead to a recall or market withdrawal of the Licensed Product; (d) relates to expedited and periodic reports of Adverse Events with respect to the Licensed Product and which may have a material impact on obtaining or maintaining Marketing Approval or the continued commercialization of the Licensed Product in the Licensed Territory, as then conducted; or (e) relates to any dissatisfaction regarding the Licensed Product in the Licensed Territory of such a nature and magnitude that it is required under the Applicable Law to be collected, maintained and reported to a Regulatory Authority, including reports of actual or suspected product tampering, contamination, mislabeling or inclusion of improper ingredients. Each Party shall provide the other Party in a timely manner with a copy of all correspondence received from a Regulatory Authority specifically regarding the matters referred to above. Karuna shall reasonably cooperate with and assist Zai in complying with regulatory obligations and communications, including by providing to Zai, in a timely manner upon request, such information and documentation in Karuna’s possession or Control as may be necessary for Zai to prepare a response to an inquiry from any Regulatory Authority regarding the Licensed Product in the Licensed Territory. To the extent there are any inconsistencies or conflicts between this Section 5.7 and the Pharmacovigilance Agreement, the Pharmacovigilance Agreement shall control, unless otherwise agreed to in writing by the Parties.

5.8.    Adverse Events Reporting.

(a)    Promptly following the Effective Date, but in no event later than [***] thereafter, Zai and Karuna shall develop and agree to the worldwide safety and pharmacovigilance procedures for the Parties with respect to the Licensed Product, such as safety data sharing and exchange, Adverse Events reporting and prescription events monitoring in a written agreement (the “Pharmacovigilance Agreement”). Such agreement shall describe the coordination of collection, investigation, reporting, and exchange of information concerning Adverse Events or any other safety problem of any significance, and product quality and product complaints involving Adverse Events, sufficient to permit each Party, its Affiliates, licensees or sublicensees to comply with its legal obligations. The Pharmacovigilance Agreement shall be promptly updated if required by changes in Applicable Law. Each Party hereby agrees to comply with its respective obligations under the Pharmacovigilance Agreement and to cause its Affiliates, licensees and sublicensees to comply with such obligations. To the extent there is any disagreement between this Section 5.8, Section 5.9, or any related definitions and the Pharmacovigilance Agreement, the Pharmacovigilance Agreement shall control with respect to safety matters and this Agreement shall control with respect to all other matters.

(b)    Zai shall be responsible for complying with all Applicable Laws governing Adverse Events in the Licensed Territory for all Clinical Trials performed by or on behalf of Zai, its Affiliates, Subcontractors and Sublicensees, including the Local Studies and Joint Global Studies, and Karuna shall be responsible for complying with all Applicable Laws covering Adverse Events (i) in the Licensed Territory for all Clinical Trials performed by or on behalf of Karuna, its Affiliates, Subcontractors and licensees for the Global Studies that Zai does not participate in, and (ii) outside the Licensed Territory for all Clinical Trials.

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(c)    Karuna shall hold and control the global safety database for all Licensed Product and for the exchange by the Parties in English of any information which a Party becomes aware of concerning any Adverse Event experienced by a subject or patient being administered the Licensed Product, including any such information received by either Party from any Third Party (subject to receipt of any required consents from such Third Party). It is understood that each Party and its Affiliates, licensees and sublicensees shall have the right to disclose such information if such disclosure is reasonably necessary to comply with Applicable Laws or requirements of any applicable Regulatory Authority.

5.9.    Safety and Regulatory Audits. Upon reasonable notification, Karuna shall be entitled to conduct an audit of safety and regulatory systems, procedures and practices of Zai, its Affiliates, and Sublicensees (including Clinical Trial sites), in each case, relating to the Development of the Licensed Product in the Field in the Licensed Territory, including on-site evaluations. Karuna may conduct such audit no more than [***] (unless an additional audit is warranted for cause) upon [***] prior written notice to Zai. With respect to any inspection of Zai or its Affiliates or Sublicensees (including Clinical Trial sites) by any Governmental Authority relating to the Licensed Product, Zai shall notify Karuna of such inspection (a) no later than [***] after Zai receives notice of such inspection or (b) within [***] after the completion of any such inspection of which Zai did not receive prior notice. Zai shall promptly provide Karuna with all information related to any such inspection. Zai shall also permit Governmental Authorities outside of the Licensed Territory to conduct inspections of Zai or its Affiliates or Sublicensees (including Clinical Trial sites) relating to the Licensed Product, and shall ensure that all such Affiliates or Sublicensees permit such inspections. [***]. Following any such regulatory inspection related to the Licensed Product, Zai shall provide Karuna with (i) an unredacted copy of any finding, notice, or report provided by any Governmental Authority related to such inspection (to the extent related to the Licensed Product) within [***] of Zai receiving the same, and (ii) [***]. Zai shall provide Karuna with a copy of any proposed response to such communications and shall consider in good faith Karuna’s reasonable comments with respect to such proposed response. Further details including notification, timing, response and scope of such audits shall be included in the Pharmacovigilance Agreement.

5.10.    Remedial Actions. Each Party shall notify the other immediately, and promptly confirm such notice in writing, if it obtains information indicating that the Licensed Product may be subject to any recall, corrective action or other regulatory action by any Governmental Authority or Regulatory Authority (as to Karuna’s notification obligation, only to the extent it would reasonably be expected to affect the Licensed Territory) (a “Remedial Action”). The Parties shall assist each other in gathering and evaluating such information as is necessary to determine the necessity of conducting a Remedial Action with respect to the Licensed Territory. Zai shall have sole discretion with respect to any matters relating to any Remedial Action in the Field in the Licensed Territory (including decision to commence such Remedial Action), provided that, unless required by Regulatory Authorities or Applicable Law, Zai shall not commence such Remedial Action in the Field in the Licensed Territory without prior notice to Karuna, provided further that, Karuna shall have sole discretion with respect to any matters relating to any Remedial Action in the Licensed Territory to the extent related to any Global Study. The reasonable cost and expenses of any Remedial Action in the Licensed Territory shall be borne [***]. Zai shall, and shall ensure that its Affiliates and Sublicensees shall, maintain adequate records to permit the Parties to trace the distribution and use of the Licensed Product in the Licensed Territory.

ARTICLE 6

MANUFACTURING

6.1.    Supply. During the Term, subject to the terms and conditions of this Agreement (including Karuna’s Retained Rights and Karuna’s obligations under Section 6.3), Zai shall have the sole right (and shall solely control, at its discretion) itself or with or through its Affiliates, Sublicensees, or other Third Parties, to Manufacture or have Manufactured the Compound and Licensed Product for use in Development (including Clinical Trials) in the Licensed Territory and for Commercialization in the Field in the Licensed Territory. Zai shall ensure that all Licensed Products Manufactured by or on behalf of Zai, its Affiliates, Sublicensees or Subcontractors shall comply with this Agreement, the specifications for the Licensed Product, other quality standards as mutually agreed by the Parties for the Licensed Product, and Applicable Laws in the applicable Region in the Licensed Territory (including applicable cGMP).

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6.2.    Manufacturing Technology Transfer. At Zai’s request, the Parties shall (a) cooperate in good faith through the JSC to identify the Manufacturing Technology, and (b) Karuna shall use Commercially Reasonable Efforts to (i) transfer all Know-How within the Manufacturing Technology to Zai or its permitted designee (which designee may be an Affiliate or a Third Party manufacturer, and subject to Section 2.4), and (ii) provide reasonable assistance to Zai or such permitted designee, [***], in order to enable Zai and its designees to obtain the regulatory or governmental approvals necessary to authorize Zai and its designees to Manufacture the Compound or Licensed Product for clinical and commercial supply in the Licensed Territory (clauses (i) and (ii) together, the “Manufacturing Technology Transfer”). The Parties shall conduct the Manufacturing Technology Transfer in accordance with a mutually agreed transfer plan, including the timelines set forth therein, and Zai shall be fully responsible, at its own costs, for obtaining all licenses, permits and other certifications required by the applicable Regulatory Authorities in order to complete such Manufacturing Technology Transfer.

6.3.    Supply by Karuna. Zai shall make a written request to Karuna to commence the Manufacturing Technology Transfer before [***]. Promptly after such request by Zai, and subject to Zai exercising Commercially Reasonable Efforts to conduct and complete the Manufacturing Technology Transfer set forth in Section 6.2, Karuna shall (either by itself or through an Affiliate or CMO) Manufacture and supply the Compound and Licensed Product to Zai for Development and Commercialization use in the Field in the Licensed Territory, until Zai is approved by applicable Regulatory Authorities to manufacture the Compound and Licensed Product (by itself or through an Affiliate or CMO) to support its Development and Commercialization of the Product in the Territory after the completion of the Manufacturing Technology Transfer set forth in Section 6.2. Karuna shall supply the Compound and Licensed Product to Zai at the Fully Burdened Manufacturing Cost plus [***] for Development use or, as the case may be, [***] for Commercialization use. Subject to further agreement by the Parties with respect to compliance with applicable cGMP and additional standards required by Regulatory Authorities or Applicable Laws in any particular Region in the Licensed Territory, all Compound and Licensed Product supplied by Karuna shall comply with applicable specifications, shall be manufactured in compliance with all Applicable Laws (including cGMP) of the country where such Compound and Licensed Product are manufactured, and shall be accompanied by a certificate of analysis and certificate of conformity as required under Applicable Laws. The Parties shall negotiate in good faith and agree on other detailed terms for such supply, including forecast, ordering, delivery, inspection, acceptance and other customary terms, which shall be set forth in one or more separate supply agreement and quality agreement.

ARTICLE 7

COMMERCIALIZATION

7.1.    General; Commercialization. During the Term, and subject to the rights of Karuna as the Initial MAH, as set forth in this Agreement or otherwise required by Applicable Laws, Zai shall be solely responsible to Commercialize and obtain pricing and reimbursement approvals for the Licensed Product in the Field in the Licensed Territory in accordance with the Commercialization Plan, at its sole cost and expense. Without limiting the foregoing, for each Region in the Licensed Territory in which the Licensed Product receives Regulatory Approval, Zai shall use Commercially Reasonable Efforts to Commercialize the Licensed Product in the Field in such Region.

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7.2.    Commercialization Plan. The Commercialization Plan shall contain in reasonable detail the significant Commercialization activities and the projected timelines for achieving such activities. Zai shall provide an initial Commercialization Plan to the JSC for review and discussion [***] of the first Regulatory Approval Application for the Licensed Product in the Licensed Territory, which shall include general information regarding marketing plans and budget estimates. Thereafter, Zai may propose updates or amendments to the Commercialization Plan to reflect necessary or material changes in such plans, including those in response to changes in the marketplace, relative success of the Licensed Product, and other relevant factors influencing such plan and activities, and submit such proposed updated or amended Commercialization Plan to the JSC. In preparing the initial Commercialization Plan and any updates or amendments thereto, Zai shall provide Karuna with an opportunity to comment and Zai shall consider any Karuna’s comments in good faith in finalizing the initial Commercialization Plan and any updates or amendments thereto.

7.3.    Commercialization Reports. Zai shall update the JSC at each regularly scheduled JSC meeting regarding Commercialization activities conducted by Zai, its Affiliates and Sublicensees, in each case, with respect to the Licensed Product in Field the Licensed Territory. Each such update shall be in a form to be agreed by the JSC and shall summarize Zai’s, its Affiliates’ and Sublicensees’ significant Commercialization activities with respect to the Licensed Product in the Field in the Licensed Territory, covering subject matter at a level of detail reasonably required by Karuna and sufficient to enable Karuna to determine Zai’s compliance with its diligence obligations pursuant to this Agreement. In addition, Zai shall make available to Karuna such additional information about its Commercialization activities as may be reasonably requested by Karuna from time to time. All updates and reports generated pursuant to this Section 7.3 shall be the Confidential Information of Zai.

7.4.    Pricing. Zai shall advise the JSC of its proposed pricing for the Licensed Product in each Region in the Licensed Territory prior to the anticipated filing of Regulatory Approval Application in such Region for the Licensed Product. Zai shall consider in good faith any comments provided by Karuna with respect to pricing of the Licensed Product sold in each Region. Zai shall keep Karuna informed on the status of any application for pricing and reimbursement approval for the Licensed Product in each Region in the Field and in the Licensed Territory, including any discussion with Regulatory Authority with respect thereto. Notwithstanding anything to the contrary in this Agreement (including Section 3.1(f)), Zai shall have the final decision-making authority on [***].

7.5.    Product Trademarks. As soon as reasonably practicable following the Effective Date, but no later than [***] prior to the filing of any Regulatory Approval Application for the Licensed Product in each Region in the Licensed Territory, the Parties shall discuss in good faith a branding strategy for Commercialization of the Licensed Product in the Licensed Territory, including selection of any trademarks, logos and trademarks for use in connection with Commercialization of the Licensed Product in each Region in the Licensed Territory, which strategy shall be consistent with and subject to Karuna’s global branding strategy for the Licensed Product. Zai may use (pursuant to this Section 7.5) the trademarks Controlled by Karuna in the Licensed Territory as Karuna may provide to Zai in writing from time to time (the “Karuna Product Marks”) and may use the English mark thereof with Chinese phonetic translation below. Karuna hereby grants to Zai, during the Term and subject to the terms and conditions of this Agreement, a royalty-free, exclusive license under Karuna’s rights to use such Karuna Product Marks in connection with the Commercialization of the Licensed Product in the Field in the Licensed Territory in compliance with Applicable Laws and this Agreement. Zai shall comply with Karuna’s brand usage guidelines provided to Zai in its use of the Karuna Product Marks. Zai may also (in addition to or in lieu of the Karuna Product Marks) brand the Licensed Product in the Field in the Licensed Territory using its (and its Affiliates’ and Sublicensees’) own corporate name or logo, and other trademarks, logos, and trade names specific for the Licensed Product that differ from the Karuna Product Marks and do not contain the name of Karuna; provided, however, that (a) such trademarks, logos and trade names shall not be confusingly similar to any of the trademarks Controlled by Karuna or any of its Affiliates, (b) prior to such use, Zai shall submit such trademarks, logos and trade names for Karuna’s prior written approval (not to be unreasonably withheld, delayed or conditioned), and (c) such trademarks, logos and trademarks shall be deemed owned by Zai (the “Product Marks”). Zai shall own all rights in the Product Marks in the Licensed Territory and shall register and maintain the Product Marks in the Licensed Territory that it determines reasonably necessary.

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7.6.    No Diversion. To the extent permitted by Applicable Law, each Party hereby covenants and agrees that, with respect to Commercialization of the Licensed Product in the Field, (a) it shall not, and shall cause its Affiliates and contractually obligate its sublicensees not to, directly or indirectly, including via the Internet or mail order, engage in marketing to any Third Party or to any address or Internet Protocol address or the like, in the other Party’s territory for the purposes of Commercializing the Licensed Product in the other Party’s territory, (b) neither Party shall engage, nor permit its Affiliates, sublicensees to engage, in any advertising or promotional activities relating to the Licensed Product for use directed primarily to customers or other buyers or users of such product located in any country, Region or jurisdiction in the other Party’s territory, or solicit orders from any prospective purchaser located in any country, Region or jurisdiction in the other Party’s territory, and (c) if it receives any order or inquiry with respect to the Licensed Product from customers or any Third Party outside its territory, it shall direct such order or inquiry to the other Party. For clarity, Karuna’s territory means anywhere in the world other than the Licensed Territory.

7.7.    Transfer of Compound; Audits. Zai shall not, and shall ensure that its Affiliates and Sublicensees do not, directly or indirectly, sell, resell, donate, assign, hypothecate, export, distribute, transfer or divert the Compound or Licensed Product to an entity other than Zai, or an entity approved by Zai, in each case outside the Licensed Territory or otherwise in a manner that would cause the sale of such Compound or Licensed Product in the chain of distribution (from Zai or its Affiliates or Sublicensees to the end user) to be excluded (except as an exception provided in the Net Sales definition) in the calculation of Net Sales, provided that for each unit of the Compound or Licensed Product, the inclusion of such sales in the calculation of Net Sales shall occur only once. Subject to Applicable Laws, upon Karuna’s reasonable request and [***], but no more often than once in every [***], Zai (either directly or indirectly through its sublicenses or designees) shall allow Karuna to perform an audit, site visit or similar inspection of any site or facility where Development or Commercialization activities for the Licensed Product are being conducted to ensure (i) compliance with applicable cGMP, GCP, GLP, and GSP standards, and (ii) compliance with this Section 7.7.

7.8.    Medical Affairs. Zai shall be solely responsible, at its sole cost and expense, for conducting medical affairs activities with respect to the Licensed Product in the Field in the Licensed Territory, including communications with key opinion leaders, medical education, symposia, advisory boards (to the extent related to medical affairs or clinical guidance), publications, congress presentations and posters, published manuscripts, activities performed in connection with patient registries and post-approval trials, and other medical programs and communications, including educational grants, research grants (including conducting investigator-initiated studies), and charitable donations to the extent related to medical affairs and not to other activities that do not involve the promotion, marketing, sale, or other Commercialization of the Licensed Product, all of which shall be conducted in accordance with Applicable Law. Zai shall update the JSC at each regularly scheduled JSC meeting regarding Zai’s medical affairs activities. All updates and reports generated pursuant to this Section 7.8 shall be the Confidential Information of Zai.

ARTICLE 8

PAYMENTS AND MILESTONES

8.1.    Upfront Payment. Zai shall pay to Karuna an one-time, irrevocable, non-refundable, non-creditable amount of thirty-five million U.S. Dollars ($35,000,000) (the “Upfront Payment”) within [***] after the Effective Date.

8.2.    Development Milestones Payments to Karuna.

(a)    Subject to the remainder of this Section 8.2, within [***] after the Licensed Product first achieves each of the Milestone Events set forth below (each such event, a “Development Milestone Event”), the Party that achieves such Milestone Event shall notify the other Party. Zai shall pay to Karuna the corresponding one-time, irrevocable, non-refundable, non-creditable Development Milestone Payments (each such payment, a “Development Milestone Payment”) within [***] after the receipt of an invoice for such payment issued pursuant to Section 8.5(c) after the receipt of such notice.

[***] = CERTAIN CONFIDENTIAL INFORMATION OMITTED

Development Milestone Event	Development Milestone Payment
1) [***]	$	[***]
2) [***]	$	[***]
3) [***]	$	[***]
4) [***]	$	[***]
5) [***]	$	[***]
6) [***]	$	[***]
7) [***]	$	[***]

Total:	$	[***]

(b)    For the avoidance of doubt, (i) each Development Milestone Payment shall be payable on the first occurrence of the corresponding Development Milestone Event for the Licensed Product, and (ii) none of the Development Milestone Payments shall be payable more than once.

(c)    [***].

(d)    [***].

(e)    [***].

(f)    [***].

(g)    [***].

8.3.    Sales Milestones.

(a)    Zai shall pay to Karuna the following one-time, irrevocable, non-refundable, non-creditable Milestone Payments (each such payment, a “Net Sales Milestone Payment”) for the achievement of the corresponding Net Sales Milestone Events set forth below (each such event, a “Net Sales Milestone Event”) within [***] after the receipt of an invoice for such payment issued pursuant to Section 8.5(c) after the end of the Calendar Year in which the Net Sales Milestone Event is achieved.

Net Sales Milestone Event First time annual Net Sales of the Licensed Product in the Licensed Territory (other than Hong Kong) exceed:	Net Sales Milestone Payment
1) $[***]	$	[***]
2) $[***]	$	[***]
3) $[***]	$	[***]

Total:	$	[***]

(b)    For the avoidance of doubt each Net Sales Milestone Payment shall be payable on the first occurrence of the corresponding Net Sales Milestone Event, and if annual Net Sales in a given Calendar Year exceed more than one (1) applicable threshold, then all corresponding Net Sales Milestone Payments shall be payable. Licensed Products sold after the expiration of the Royalty Term shall not be included in the calculation of annual Net Sales to determine whether any Net Sales threshold has been achieved.

[***] = CERTAIN CONFIDENTIAL INFORMATION OMITTED

8.4.    Royalties.

(a)    Royalty Payment. During the Royalty Term, Zai shall pay to Karuna tiered royalties as calculated by multiplying the applicable royalty rate set forth in the table below by the corresponding amount of incremental, aggregated Net Sales of all Licensed Products in the Licensed Territory (other than Hong Kong) in a Calendar Year (a “Royalty Payment”). Each Royalty Payment shall be non-creditable, irrevocable, and non-refundable. The tiered royalty rates on Net Sales shall be as set forth below:

For that portion of annual aggregated Net Sales of all Licensed Products in the Licensed Territory (other than Hong Kong) in a Calendar Year	Royalty Rate
1) [***]	[	***]%
2) [***]	[	***]%
3) [***]	[	***]%
4) [***]	[	***]%

(b)    Royalty Term. The Royalty Payments payable under this Section 8.4 shall be payable on the Licensed Product-by-Licensed Product and Region-by-Region basis from the First Commercial Sale of the applicable Licensed Product in such Region until the latest of: (i) the date the last-to-expire Valid Claim in such Region expires; (ii) the close of business of the day that is exactly twelve (12) years after the date of the First Commercial Sale of the Licensed Product in such Region; and (iii) the expiration date of any Regulatory Exclusivity for the Licensed Product in such Region (the “Royalty Term”). Licensed Products sold after the expiration of the Royalty Term shall not be included in the calculation of annual Net Sales to determine the applicable royalty tiers.

(c)    Royalty Reductions.

(i)    During the Royalty Term, on the Licensed Product-by-Licensed Product and Region-by-Region basis, subject to Section 8.4(c)(vi), the royalty rate applicable to Net Sales of the Licensed Product in such Region shall be reduced by [***] after the expiration of the last-to-expire Valid Claim in such Region.

(ii)    During the Royalty Term, on the Licensed Product-by-Licensed Product and Region-by-Region basis, subject to Section 8.4(c)(vi), if at any time during a Calendar Quarter following receipt of all necessary Regulatory Approvals from the applicable Regulatory Authorities in such Region to market and sell such Third Party Product as a pharmaceutical product for one or more Indications for the corresponding Licensed Product in such Region (the “Generic Launch Quarter”), the applicable royalty rate for Net Sales, in such Region for such Licensed Product shall be reduced as follows: (A) if for any Calendar Quarter after the Generic Launch Quarter the comparable unit sales of the Third Party Product(s) in such Region is greater than [***] but equal to or less than [***] of the comparable unit sales of such Licensed Product, then the royalty payments owed by the Zai for such Licensed Product in such Region for such Calendar Quarter shall be reduced by [***], and (B) if for any Calendar Quarter after the Generic Launch Quarter the comparable unit sales of the Third Party Product(s) in such Region is greater than [***] of the comparable unit sales of such Licensed Product, then the royalty payments owed by Zai for such Licensed Product in such Region for the remainder of the Royalty Term shall be reduced by [***].

(iii)    [***].

[***] = CERTAIN CONFIDENTIAL INFORMATION OMITTED

(iv)    [***].

(v)    If Zai reasonably determines in good faith after advice of counsel that it is [***] and enters into such a license, subject to Section 8.4(c)(vi), on the Licensed Product-by-Licensed Product and Region-by-Region basis, Zai shall have the right to deduct, from the Royalty Payment that would otherwise have been due pursuant to this Section 8.4, an amount equal to [***] of the royalties paid by Zai to such Third Party pursuant to such license on account of the sale of the Licensed Product in such Region the Licensed Territory; provided that (A) prior to entering into such license, Zai shall [***]; and (B) in the event [***]. Within [***] following the execution of any such Third Party license, Zai shall provide Karuna with a true and complete copy of such Third Party license.

(vi)    Notwithstanding the foregoing, in no event shall the operation of Section 8.4(c)(i) through 8.4(c)(v), individually or in combination, reduce the royalties payable by Zai to Karuna with respect to the Net Sales of the Licensed Product in any Region in the Licensed Territory in any Calendar Quarter to an amount less than [***] of the amount that would otherwise have been due pursuant to Section 8.4(a) with respect to such Net Sales.

(d)    Royalty Reports. Following the First Commercial Sale of the Licensed Product for which royalties are due pursuant to this Section 8.4, and continuing for so long as royalties are due hereunder:

(i)    Zai shall, within [***] after the end of each Calendar Quarter, provide Karuna with a royalty report (in a template agreed to by the Parties) showing, on a Region-by-Region basis:

(1)    [***];

(2)    [***];

(3)    [***];

(4)    [***];

(5)    [***];

(6)    [***];

(7)    [***].

(e)    Royalty Payment. Concurrently with each royalty report provided by Zai under Section 8.4(d) above, Zai shall pay to Karuna applicable royalties for each Calendar Quarter within [***] after the end of such Calendar Quarter. If no royalty is due for any Calendar Quarter following commencement of the reporting obligation, Zai shall so report.

8.5.    Payment.

(a)    Mode of Payment. All payments to be made under this Agreement shall be made in U.S. Dollars and shall be paid by electronic transfer in immediately available funds to such bank account in the United States as is designated in writing by Karuna. All payments shall be free and clear of any transfer fees or charges.

(b)    Currency Exchange Rate. All payments under this Agreement shall be payable in U.S. Dollars. The rate of exchange to be used in computing the amount of currency equivalent in U.S. Dollars for calculating Net Sales in a Calendar Quarter (for purposes of both the royalty calculation and whether a Net Sales milestone has been achieved) shall be made at the average exchange rate as published by the Wall Street Journal for such Calendar Quarter, or such other source as the Parties may agree in writing.

[***] = CERTAIN CONFIDENTIAL INFORMATION OMITTED

(c)    Payment Timeline. Except as otherwise provided herein, all payments to be made by one Party to the other Party under this Agreement require a corresponding invoice and shall be due within [***] (or such other time period set forth herein) following such Party’s receipt of an invoice from the other Party.

8.6.    Audits.

(a)    Zai shall keep, and shall require its Affiliates and Sublicensees to keep (all in accordance with the GAAP or IFRS), for a period not less than [***] from the end of the Calendar Year to which they pertain, complete and accurate records in sufficient detail to properly reflect Net Sales and to enable any Milestone Payment payable hereunder to be determined.

(b)    Upon the written request of Karuna, Zai shall permit, and shall cause its Affiliates and Sublicensees to permit, an independent certified public accounting firm of nationally recognized standing selected by Karuna and reasonably acceptable to Zai, at Karuna’s expense, to have access during normal business hours to such records of Zai or its Affiliates as may be reasonably necessary to verify the accuracy of the payments hereunder for any Calendar Year ending not more than [***]. These rights with respect to any Calendar Year shall [***] the end of any such Calendar Year and shall be limited to once each Calendar Year (provided that the foregoing frequency limit shall not apply if Karuna has reasonable cause). The accounting firm shall provide Karuna and Zai with a written report [***]. If such accounting firm concludes that an underpayment was made, then Zai shall pay the amount due within [***] after receipt of such accounting firm’s written report so concluding. If such accounting firm concludes that an overpayment was made, then such overpayment shall be credited against any future payment due to Karuna hereunder (if there is no future payment due, then Karuna shall promptly refund such overpayment to Zai). Karuna shall bear the full cost of such audit unless such audit discloses that the additional payment payable by Zai for the audited period is more than [***] of the amount otherwise paid for that audited period, in which case Zai shall pay the reasonable fees and expenses charged by the accounting firm.

(c)    Zai shall include in each relevant sublicense granted by it a provision requiring any Sublicensee to maintain records of sales of Licensed Product made pursuant to such sublicense, and to grant access to such records by an accounting firm to the same extent and under the same obligations as required of Zai under this Agreement. Karuna shall advise Zai in advance of each audit of any such Sublicensee with respect to the Net Sales of the Licensed Product either by Karuna or its designated auditor under the terms of such Sublicensee agreement. The accounting firm shall provide Karuna and Zai with a copy of the audit report at the same time. Karuna shall pay the full costs charged by the accounting firm, unless the audit discloses that the additional payments payable to Karuna for the audited period is more than [***] from the amounts otherwise paid for that audited period, in which case Zai shall pay the reasonable fees and expenses charged by the accounting firm.

8.7.    Interest. Each Party shall pay interest on any amounts overdue under this Agreement [***] from the day payment was initially due; provided, however, that in no case shall such interest rate exceed the highest rate permitted by Applicable Laws. The payment of such interest shall not foreclose a Party from exercising any other rights it may have because any payment is overdue.

[***] = CERTAIN CONFIDENTIAL INFORMATION OMITTED

8.8. Taxes.

(a)    Each Party shall be entitled to deduct and withhold from any amounts payable under this Agreement such taxes as are required to be deducted or withheld therefrom under any provision of Applicable Law (other VAT and Withholding VAT Taxes described in 9.8(c)). The Party that is required to make such withholding shall: (i) timely remit the taxes to the proper taxing authority; and (ii) send evidence of the obligation, together with proof of tax payment, to the other Party on a timely basis following such tax payment. Each Party shall reasonably cooperate with the other Party in claiming refunds or exemptions from such deductions or withholdings under any relevant agreement or treaty which is in effect to ensure that any amounts required to be withheld pursuant to this Section 8.8 are reduced in amount to the fullest extent permitted by Applicable Law. In addition, the Parties shall cooperate in accordance with Applicable Law to minimize indirect taxes (such as VAT, sales tax, consumption tax, and other similar taxes) in connection with this Agreement. In the event of any such any withholding is required to be withheld and deducted from payments by Zai (or its Affiliate paying on behalf of Zai) pursuant to this Agreement under Applicable Laws, notwithstanding anything to the contrary herein, [***].

(b)    [***]. If Zai is required to deduct or withhold any VAT on any payments payable by Zai under this Agreement (the “Withholding VAT Taxes”), Zai will (i) pay such Withholding VAT Tax on behalf of Karuna to the appropriate Governmental Authority, (ii) furnish Karuna with proof of payment of such Withholding VAT Tax within [***] following such payment, and (iii) [***]. Zai will promptly provide to Karuna applicable receipts evidencing payment of such Withholding VAT Taxes and other documentation reasonably requested by Karuna. Upon Zai’s request, Karuna shall provide reasonable assistance to Zai for Zai to recover any such Withholding VAT Taxes. For clarity, [***].

8.9.    Blocked Currency. If by Applicable Laws in a Region in the Licensed Territory, conversion into Dollars or transfer of funds of a convertible currency to the United States becomes materially restricted, forbidden or substantially delayed, then Zai shall promptly notify Karuna and, thereafter, amounts accrued in such country or region under this ARTICLE 8 shall be paid to Karuna (or its designee) in such country or Region in local currency by deposit to an escrow account in a local bank designated by Karuna and to the credit of Karuna, unless the Parties otherwise agree.

ARTICLE 9

CONFIDENTIALITY; PUBLICATION

9.1.    Nondisclosure Obligation.

(a)    For the Term and [***] thereafter, the Party receiving (the “Receiving Party”) the Confidential Information of the other Party (the “Disclosing Party”) shall keep confidential and not publish, make available or otherwise disclose any Confidential Information to any Third Party, without the express prior written consent of the Disclosing Party; provided, however, the Receiving Party may disclose certain Confidential Information to those of its Affiliates, officers, directors, employees, agents, consultants or independent contractors, existing and potential licensees, sublicensees, upstream licensors, and bona-fide purchasers of such Receiving Party who need to know such Confidential Information in connection with exercising rights or performing obligations as contemplated by this Agreement or any other written agreement between the Parties and are bound by confidentiality and non-use obligations with respect to such Confidential Information consistent with those set forth herein; the Receiving Party shall remain responsible for the compliance by its Affiliates, officers, directors, employees, agents, consultants or independent contractors (including licensees and sublicensees) with such confidentiality and non-use obligations. Either Party may disclose the terms and existence of this Agreement to any bona fide existing or potential investors, lenders and acquirers and the accountants and advisors of any of the foregoing who are bound by a written agreement (or in the case of attorneys or other professional advisors, formal ethical duties) requiring such recipients to treat, hold and maintain the terms of this Agreement as confidential information in a manner that is consistent with the terms and conditions of this Agreement. The Receiving Party shall exercise at a minimum the same degree of care it would exercise to protect its own Confidential Information (and in no event less than a reasonable standard of care) to keep confidential the Confidential Information. The Receiving Party shall use the Confidential Information solely in connection with exercising rights or performing obligations as contemplated by this Agreement or any other written agreement between the Parties.

[***] = CERTAIN CONFIDENTIAL INFORMATION OMITTED

(b)    It shall not be considered a breach of this Agreement if the Receiving Party discloses Confidential Information or either Party discloses the terms and conditions of this Agreement in order to comply with a lawfully issued court or governmental order or with a requirement of Applicable Laws or the rules of any internationally recognized stock exchange; provided that: (i) the Receiving Party gives prompt written notice of such disclosure requirement to the Disclosing Party and cooperates with the Disclosing Party’s efforts to oppose such disclosure or obtain a protective order for such Confidential Information, and (ii) if such disclosure requirement is not quashed or a protective order is not obtained, the Receiving Party shall only disclose those portions of the Confidential Information that it is legally required to disclose and shall make a reasonable effort to obtain confidential treatment for the disclosed Confidential Information. To the extent there is any conflict between this ARTICLE 9 and any other agreement related to Confidential Information entered into between the Parties, including the Confidentiality Agreement, the terms of this ARTICLE 9 shall control to the extent of such conflict.

(c)    Scientific Publication. The JSC shall discuss the publication strategy for the publication of scientific papers, abstracts, meeting presentations and other disclosure of the results of the Clinical Trials carried out under this Agreement, taking into consideration the Parties’ interest in publishing the results of the Licensed Product Development work in order to obtain recognition within the scientific community and to advance the state of scientific knowledge, and the need to protect Confidential Information, intellectual property rights and other business interests of the Parties; provided that Zai’s publication outside the Licensed Territory (including in any form or media that may be distributed outside the Territory) shall require Karuna’s prior written consent, not to be unreasonably withheld. Zai shall provide Karuna with the opportunity to review and comment on any proposed publication [***] that pertains to the Licensed Product at least [***] prior to its intended submission for publication, which shall be limited to data, results and the like with respect to patients or subjects located in the Licensed Territory. Karuna shall provide Zai with its comments, if any, within [***] after the receipt of such proposed publication. Zai shall consider in good faith the comments provided by Karuna and shall comply with Karuna’s request to: (a) remove any and all Confidential Information of Karuna from such proposed publication; and (b) if Karuna determines that such publication would entail the disclosure of patentable Inventions upon which patent applications should be filed prior to such publication, delay the submission for a period as may be reasonably necessary for the drafting and filing of a patent application covering such Inventions; provided that such additional period shall not exceed [***] from the proposed date of the intended submission for publication. Zai agrees to acknowledge the contribution of Karuna and its employees in all publications as scientifically appropriate.

9.2.    Publication and Listing of Clinical Trials. With respect to the listing of Clinical Trials or the publication of Clinical Trial results for the Licensed Product and to the extent applicable to a Party’s activities conducted under this Agreement, each Party shall comply with (a) the Pharmaceutical Research and Manufacturers of America (PhRMA) Guidelines on the listing of Clinical Trials and the Publication of Clinical Trial results, and (b) any Applicable Law or applicable court order, stipulations, consent agreements, and settlements entered into by such Party. The Parties agree that any such listings or publications made pursuant to this Section 9.2 shall be considered a publication for purposes of this Agreement and shall be subject to Section 9.1.

9.3.    Publicity; Use of Names.

(a)    Subject to permitted disclosures under Section 9.1, each of the Parties agrees not to disclose to any Third Party the terms and conditions of this Agreement without the prior approval of the other Party, except to (i) advisors (including consultants, financial advisors, attorneys and accountants), (ii) bona fide potential and existing investors, acquirers, merger partners or other financial or commercial partners on a need to know basis for the sole purpose of evaluating an actual or potential investment, acquisition or other business relationship, in each case under circumstances that reasonably protect the confidentiality thereof, or (iii) to the extent required by Applicable Laws, including securities laws and regulations. Notwithstanding the foregoing, the Parties agree to issue the initial press release(s) to announce the execution of this Agreement as contained in Schedule 9.3(a); thereafter, Karuna and Zai may each disclose to Third Parties the information contained in such press release(s) or in any other press releases or disclosures made in accordance with this Section 9.3, without the need for further approval by the other.

[***] = CERTAIN CONFIDENTIAL INFORMATION OMITTED

(b)    The Parties acknowledge the importance of supporting each other’s efforts to publicly disclose results and significant developments regarding the Licensed Product for use in the Field in the Licensed Territory and other activities in connection with this Agreement, beyond what may be strictly required by Applicable Laws and the rules of a recognized stock exchange, and each Party may make such disclosures from time to time with respect to the Licensed Product in each case with the prior written approval of the other Party, which approval shall not be unreasonably withheld, conditioned or delayed. Such disclosures may include achievement of significant events in the Development (including regulatory process) or Commercialization of the Licensed Product for use in the Field in the Licensed Territory. Unless otherwise requested by the applicable Party, Zai shall indicate that Karuna is the licensor of the Licensed Product and Licensed Technology in each public disclosure issued by Zai regarding the Licensed Product. When Zai elects to make any public disclosure under this Section 9.3(b) or Karuna elects to make any public disclosure regarding results and significant developments regarding the Licensed Product for use in the Field in the Licensed Territory under this Section 9.3(b), the disclosing Party shall give the other Party at least [***]prior to its intended disclosure to review and comment on such statement, it being understood that (i) if the other Party does not notify such Party in writing within [***] or such shorter period if required by Applicable Laws of any reasonable objections, as contemplated in this Section 9.3(b), such disclosure shall be deemed approved, and (ii) if the other Party does notify such Party in writing within the time period set forth in clause (i) above, and reasonably determines that such public disclosure would entail the public disclosure of the other Party’s Confidential Information or of patentable Inventions upon which patent applications should be filed prior to such public disclosure, such public disclosure shall be delayed for such period as may be reasonably necessary for deleting any such Confidential Information of the other Party, or the drafting and filing of a patent application covering such Inventions; provided that such additional period shall not exceed [***] from the proposed date of the public disclosure, and, in any event, the other Party shall work diligently and reasonably to agree on the text of any proposed disclosure in an expeditious manner. The principles to be observed in such disclosures shall be accuracy, compliance with Applicable Laws and regulatory guidance documents, and reasonable sensitivity to potential negative reactions of applicable Regulatory Authorities.

(c)    The Parties acknowledge the need to keep investors and others informed regarding such Party’s business under this Agreement, including as required by Applicable Laws or the rules of a recognized stock exchange. To the extent a Party is publicly listed or becomes publicly listed, and subject to Section 9.3(b) as applicable, such Party may issue press releases or make disclosures to the SEC or other applicable agency as it determines, based on advice of counsel, as reasonably necessary to comply with Applicable Laws; provided that each Party shall provide the other Party with reasonable advance notice of such legally required disclosures. The Parties shall consult with each other on the provisions of this Agreement to be redacted in any filings made by a Party with the SEC or as otherwise required by Applicable Laws; provided that each Party shall have the right to make any such filing as it reasonably determines necessary under Applicable Laws.

(d)    The Parties agree and acknowledge that, upon reasonable request by Zai and subject to mutual agreement by the Parties, Zai may record or file this Agreement (or a summary or translation of this Agreement as is necessary to effect such recordation or filing) with any patent and trademark office or similar authority in the Licensed Territory, if Zai reasonably determines that such recordation or filing is beneficial or required to give effect to or protect its rights under this Agreement. Upon Zai’s reasonable request, Karuna shall provide such cooperation and reasonable assistance in connection with such recordation or filing.

9.4.    Prior Confidentiality Agreement. As of the Effective Date, the terms of this ARTICLE 9 shall supersede any prior non-disclosure, secrecy or confidentiality provisions in any agreement between the Parties (or their Affiliates) relating to the subject of this Agreement, including such provisions in the Confidentiality Agreement.

[***] = CERTAIN CONFIDENTIAL INFORMATION OMITTED

ARTICLE 10

REPRESENTATIONS, WARRANTIES, AND COVENANTS

10.1.    Representations and Warranties of Each Party. Each Party represents and warrants to the other Party as of the Effective Date that:

(a)    it is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including the right to grant the licenses granted by it hereunder;

(b)    (i) it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and (iii) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms, subject to the general principles of equity and subject to bankruptcy, insolvency, moratorium, judicial principles affecting the availability of specific performance and other similar laws affecting the enforcement of creditors’ rights generally;

(c)    it is not a party to any agreement that would prevent it from granting the rights granted to the other Party under this Agreement or performing its obligations under this Agreement, including any Existing In-License Agreement; and

(d)    all consents, approvals and authorization from all Governmental Authorities or other Third Parties required to be obtained by such Party in connection with execution of this Agreement have been obtained.

10.2.    Additional Representations, Warranties and Covenants of Karuna. Karuna represents, warrants and covenants to Zai that as the Effective Date with respect to itself and its Affiliates:

(a)    Karuna and its Affiliates are the sole owners or exclusive licensees of the Licensed Patents and material Licensed Know-How, and Karuna has the right under the Licensed Technology to grant the licenses to Zai as purported to be granted pursuant to this Agreement;

(b)    Schedule 1.79 sets forth a complete and accurate list all Licensed Patents as of the Effective Date;

(c)    neither Karuna nor any of its Affiliates is a party to any license or similar agreement under which it has granted or agreed to grant a license to any Third Party to any Licensed Technology that would conflict with the rights or licenses granted to Zai under this Agreement;

(d)    neither Karuna nor any of its Affiliates will grant any license, sublicense or other rights in or to the Licensed Technology which is inconsistent with the terms and conditions of this Agreement;

(e)    Karuna and its Affiliates and their employees, consultants and contractors involved in the Development of the Compound and Licensed Product are not, and have not been, debarred or disqualified by any Regulatory Authority as of the Effective Date, and have complied in all material respects with all Applicable Laws in connection with the Development of the Compound and Licensed Product;

[***] = CERTAIN CONFIDENTIAL INFORMATION OMITTED

(f)    no claim or action has been brought against Karuna or, to Karuna’s knowledge, threatened in writing to Karuna, by any Third Party alleging that (i) the Licensed Patents are invalid or unenforceable, or (ii) the Exploitation of the Compound or Licensed Product infringes the Patents or misappropriates the Know-How of any Third Party;

(g)    to its knowledge, the Exploitation of the Compound and Licensed Product does not infringe or misappropriate any Patent or Know-How of any Third Party;

(h)    it is not aware of any infringement or misappropriation of any Licensed Technology by any Third Party;

(i)    except for the Existing In-License Agreements listed on Schedule 1.42, there is no material in-license agreement between Karuna or its Affiliates with any Third Party pursuant to which Karuna or its Affiliates has obtained Control to any Licensed Technology;

(j)    it has provided Zai with true and complete copy of each Existing In-License Agreement, and each Existing In-License Agreement is in full force and effect; no notice of default or termination has been received or given under any Existing In-License Agreement and, to its knowledge, there is no act or omission by Karuna or its Affiliates that would provide a right to terminate any Existing In-License Agreement;

(k)    it will not knowingly breach any Existing In-License Agreement (and New Karuna In-License, if any); it will not terminate, modify or amend the Existing In-License Agreement (and New Karuna In-License, if any), or exercise, waive, release, or assign any rights thereunder, in any manner that would limit, restrict or otherwise materially adversely affect the rights of Zai hereunder without obtaining Zai’s prior written consent;

(l)    in the event of any notice of breach of any Existing In-License Agreement (and New Karuna In-License, if any) by Karuna or its Affiliate, Karuna will as promptly as practicable notify Zai in writing, and will use Commercially Reasonable Efforts to cure such breach, or, if Karuna reasonably determines that it has not committed such breach, use Commercially Reasonable Efforts to resolve such dispute;

(m)    in the event of any notice of breach of any Existing In-License Agreement (and New Karuna In-License, if any) by the applicable counter party in a manner that will or is likely to materially adversely affect Zai’s rights or obligations under this Agreement, Karuna will as promptly as practicable notify Zai in writing, and will use Commercially Reasonable Efforts to enforce such Existing In-License Agreement (and New Karuna In-License, if any) or resolve such dispute; and

(n)    all information provided by Karuna to Zai for due diligence purposes in relation to this Agreement is complete and accurate in all material respects. Without limiting the foregoing, it has disclosed or made available to Zai for review all material non-clinical and clinical data for the Compound and Licensed Product, and all other material information (including relevant correspondence with Regulatory Authorities) relating to the Compound and Licensed Product, in each case that would be material for Zai to assess the safety and efficacy of the Compound and Licensed Product.

10.3.    Additional Representations, Warranties and Covenants of Zai. Zai represents, warrants and covenants to Karuna that as of the Effective Date with respect to itself and its Affiliates:

(a)    there are no legal claims, judgments or settlements against or owed by Zai or its Affiliates (nor any of their respective directors, officers, employees, Affiliates, nor any Person authorized to act on behalf of Zai or its Affiliates), or pending or, to Zai’s or its Affiliates’ actual knowledge, threatened, legal claims or litigation, in each case, relating to antitrust, anti-competition, anti-bribery or corruption violations, including under any Anti-Corruption Laws; and

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(b)    Zai and its Affiliates are not, and have not been, debarred or disqualified by any Regulatory Authority;

(c)    Zai has sufficient financial wherewithal (at the time when such financial resources are required) to (i) perform all of its obligations pursuant to this Agreement, and (ii) meet all of its obligations that come due in the ordinary course of business;

(d)    Zai shall, in the course of performing its obligations or exercising its rights under this Agreement, and shall cause its Affiliates, Sublicensees and Subcontractors to, in all material aspects comply with the Development Plan, all agreements referenced herein, all Applicable Laws, including as applicable, cGMP, GCP, GLP, and GSP standards, and shall not employ or engage any party who has been debarred by any Regulatory Authority, or, to its knowledge, is the subject of debarment proceedings by a Regulatory Authority;

(e)    Zai shall perform, and shall cause its Affiliate and Sublicensees and their respective Subcontractors to perform, all necessary or required record filings with and obtain all necessary or required licenses, approvals and permits from, all applicable Governmental Authorities in the Licensed Territory (including the HGR Approvals) for the conduct of Development activities and sharing of any data or information under this Agreement, and shall provide Karuna with copies of such record filings, licenses, approvals, and permits, [***].

10.4.    Compliance with Anti-Corruption Laws.

(a)    Notwithstanding anything to the contrary in this Agreement, each Party hereby covenants to each other that:

(i)    it shall not, in the performance of this Agreement, perform any actions that are prohibited by local and other anti-corruption laws (collectively “Anti-Corruption Laws”, including the provisions of the U.S. Foreign Corrupt Practices Act, the U.K. Anti-Bribery Law, and the PRC Anti-Unfair Competition Law and the PRC Criminal Law, in each case, as amended) that may be applicable to either or both Parties to this Agreement;

(ii)    it shall not, in the performance of this Agreement, directly or indirectly, make any payment, or offer or transfer anything of value, or agree or promise to make any payment or offer or transfer anything of value, to a government official or government employee, to any political party or any candidate for political office or to any other Third Party with the purpose of influencing decisions related to either Party or its business in a manner that would violate Anti-Corruption Laws;

(iii)    it shall, on request by the other Party, conduct reasonable investigation to verify that there has not been any violation of Anti-Corruption Laws by such Party or persons employed by or subcontractors (including, in the case of Zai, any Sublicensees or Subcontractors) used by such Party in the performance of this Agreement;

(iv)    it shall maintain records (financial and otherwise) and supporting documentation related to the subject matter of this Agreement in order to document or verify compliance with the provisions of this Section 10.4, and upon request of the other Party, upon reasonable advance notice, shall provide a Third Party auditor mutually acceptable to the Parties with access to such records for purposes of verifying compliance with the provisions of this Section 10.4. Acceptance of a proposed Third Party auditor may not be unreasonably withheld or delayed by either Party. It is expressly agreed that the costs related to the Third Party auditor shall be fully paid by the Party requesting the audit (unless such audit identifies any violation of the obligations under this Section 10.4, in which case the audited Party shall bear all the costs), and that any auditing activities may not unduly interfere with the normal business operations of Party subject to such auditing activities. The audited Party may require the Third Party auditor to enter into a reasonable confidentiality agreement in connection with such an audit.

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(b)    To its knowledge as of the Effective Date and during the Term, neither Zai nor any of its subsidiaries nor any of their Affiliates, directors, officers, employees, distributors, agents, representatives, sales intermediaries or other Third Parties acting on behalf of Zai or any of its subsidiaries or any of their Affiliates:

(i)    has taken or shall take any action in violation of any applicable anticorruption law, including the U.S. Foreign Corrupt Practices Act (15 U.S.C. § 78 dd-1 et seq.); or

(ii)    has corruptly, offered, paid, given, promised to pay or give, or authorized or shall corruptly, offer, pay give, promise to pay or give or authorize, the payment or gift of anything of value, directly or indirectly, to any Public Official (as defined in Section 10.4(d) below), for the purposes of:

(iii)    has influenced or shall influence any act or decision of any Public Official in his or her official capacity;

(iv)    has induced or shall induce such Public Official to do or omit to do any act in violation of his lawful duty;

(v)    has secured or shall secure any improper advantage; or

(vi)    has induced or shall induce such Public Official to use his or her influence with a government, governmental entity, or commercial enterprise owned or controlled by any government (including state-owned or controlled veterinary or medical facilities) in obtaining or retaining any business whatsoever.

(c)    As of the Effective Date, none of the officers, directors, employees of Zai or of any of its Affiliates or agents acting on behalf of Zai or any of its Affiliates, in each case that are employed or reside outside the United States, are themselves Public Officials.

(d)    For purposes of this Section 10.4, “Public Official” means (i) any officer, employee or representative of any regional, federal, state, provincial, county or municipal government or government department, agency or other division; (ii) any officer, employee or representative of any commercial enterprise that is owned or controlled by a government, including any state-owned or controlled veterinary or medical facility; (iii) any officer, employee or representative of any public international organization, such as the International Monetary Fund, the United Nations or the World Bank or similar organizations in each Region in the Licensed Territory; and (iv) any person acting in an official capacity for any government or government entity, enterprise or organization identified above.

10.5.    NO OTHER REPRESENTATIONS OR WARRANTIES. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, ARE MADE OR GIVEN BY OR ON BEHALF OF A PARTY. ALL SUCH REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.

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ARTICLE 11

INDEMNIFICATION

11.1.    By Zai. Zai shall indemnify and hold harmless Karuna, its Affiliates, and their directors, officers, employees and agents (individually and collectively, the “Karuna Indemnitee(s)”) from and against all losses, liabilities, damages and expenses (including reasonable attorneys’ fees and costs) (individually and collectively, “Losses”) incurred by them in connection with any claims, demands, actions or other proceedings by any Third Party (individually and collectively, “Claims”) arising after the Effective Date to the extent arising from (a) the Exploitation of the Licensed Product in the Licensed Territory, including promotion of the Licensed Product and any actions (or omissions) in the performance of its regulatory activities, in each case by Zai or any of its Affiliates, Sublicensees, or Subcontractors, (b) the gross negligence, illegal conduct or willful misconduct of Zai or any of its Affiliates or Sublicensees, (c) Zai’s breach of any of its representations, warranties or covenants made in or pursuant to this Agreement or any covenants or obligations set forth in or entered into pursuant to this Agreement, or (d) Karuna holding any Regulatory Approval, Regulatory Submission or pricing and reimbursement approval for the Licensed Product for Zai’s benefit in accordance with Section 5.1, in each case of clauses (a) through (d) above except to the extent such Losses arise from, are based on, or result from any activity or occurrence for which Karuna is obligated to indemnify the Zai Indemnitees under Section 11.2.

11.2.    By Karuna. Karuna shall indemnify and hold harmless Zai, its Affiliates, and their directors, officers, employees and agents (individually and collectively, the “Zai Indemnitee(s)”) from and against all Losses incurred by them in connection with any Claims to the extent arising from (a) Exploitation of the Compound and Licensed Product outside the Licensed Territory, including the promotion of the Licensed Product and any actions (or omissions) in the performance of its regulatory activities, in each case by Karuna or any of its Affiliates or licensees (other than Zai or its Affiliates or Sublicensees), or in the Licensed Territory with respect to Global Studies or any Manufacturing activities in the Licensed Territory of the Licensed Product for use outside of the Licensed Territory pursuant to Karuna’s Retained Rights, in each such case by Karuna or any of its Affiliates or licensees (other than Zai or its Affiliates, Sublicensees or Subcontractors); (b) the gross negligence, illegal conduct or willful misconduct of Karuna or any of its Affiliates or licensees (other than Zai), or (c) Karuna’s breach of any of its representations, warranties or covenants made in or pursuant to this Agreement or any covenants or obligations set forth in or entered into pursuant to this Agreement; in each case of clauses (a) through (c) above, except to the extent Losses arise from, are based on, or result from any activity or occurrence for which Zai is obligated to indemnify the Karuna Indemnitees under Section 11.1.

11.3.    Defined Indemnification Terms. Either of the Zai Indemnitee or the Karuna Indemnitee shall be an “Indemnitee” for the purpose of this ARTICLE 11, and the Party that is obligated to indemnify the Indemnitee under Section 11.1 or Section 11.2 shall be the “Indemnifying Party.”

11.4.    Defense. If any such Claims are made, the Indemnitee shall be defended at the Indemnifying Party’s sole expense by counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnitee; provided that the Indemnitee may, at its own expense, also be represented by counsel of its own choosing. The Indemnifying Party shall have the sole right to control the defense of any such Claim, subject to the terms of this ARTICLE 11.

11.5.    Settlement. The Indemnifying Party may settle any such Claim or otherwise consent to an adverse judgment (a) with prior written notice to the Indemnitee but without the consent of the Indemnitee where the only liability to the Indemnitee is the payment of money and the Indemnifying Party makes such payment, without admission of any wrongdoing or fault of the Indemnitee, or (b) in all other cases, only with the prior written consent of the Indemnitee, such consent not to be unreasonably withheld or delayed.

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11.6.    Notice. The Indemnitee shall notify the Indemnifying Party promptly of any Claim with respect to which it seeks indemnification under Sections 11.1 or 11.2 and shall reasonably cooperate with all reasonable requests of the Indemnifying Party with respect thereto.

11.7.    Permission by Indemnifying Party. The Indemnitee may not settle any such Claim or otherwise consent to an adverse judgment in any such Claim or make any admission as to liability or fault without the express written permission of the Indemnifying Party.

11.8.    Insurance. Each Party shall procure and maintain insurance, including product liability insurance, with respect to its activities hereunder and which is consistent with normal business practices of prudent companies similarly situated at all times. Each Party shall provide the other Party with evidence of such insurance upon request and shall provide the other Party with written notice at least [***] prior to such Party’s decision or receipt of notice from the insurance company, as applicable, with respect to the cancellation, non-renewal or material decrease in the coverage level of such insurance. It is understood that such insurance shall not be construed to create a limit of either Party’s liability. Zai shall impose substantially identical obligations on its Affiliates (to the extent not named insureds under Zai’s coverages) and Sublicensees.

11.9.    LIMITATION OF LIABILITY. SUBJECT TO AND WITHOUT LIMITING (A) THE INDEMNIFICATION OBLIGATIONS OF EACH PARTY WITH RESPECT TO THIRD PARTY CLAIMS UNDER SECTIONS 11.1 OR 11.2, (B) LIABILITY AS A RESULT OF A BREACH OF ARTICLE 9 OR (C) LIABILITY FOR BREACH OF COVENANTS UNDER SECTION 2.9, NEITHER PARTY OR ANY OF ITS AFFILIATES SHALL BE LIABLE TO THE OTHER PARTY UNDER ANY CONTRACT, WARRANTY, NEGLIGENCE, TORT, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE, MULTIPLIED OR CONSEQUENTIAL DAMAGES OR FOR LOST PROFITS (EVEN IF DEEMED DIRECT DAMAGES) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.

11.10.    No Third Party Beneficiary Rights. The provisions of this Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and they shall not be construed as conferring any rights to any Third Party (including any Third Party beneficiary rights).

ARTICLE 12

INTELLECTUAL PROPERTY

12.1.    Ownership. Subject to the license grants under this Agreement, as between the Parties, Karuna shall own and retain all right, title and interest in and to all Product Inventions (and any intellectual property associated therewith), and Zai shall own and retain all right, title and interest in and to all Zai Inventions (and any intellectual property associated therewith). Inventorship shall be determined in accordance with U.S. patent laws.

12.2.    Disclosure of Inventions. Zai shall promptly disclose to Karuna in writing all Inventions created, conceived, developed or reduced to practice under this Agreement by or on behalf of Zai or its Affiliates. Zai, for itself and on behalf of its Affiliates, hereby assigns (and to the extent such assignment can only be made in the future hereby agrees to assign) to Karuna all its right, title and interest in and to any Product Inventions. Zai will cooperate, and will cause the foregoing persons and entities to cooperate, with Karuna to effectuate and perfect the foregoing ownership, including by promptly executing and recording assignments and other documents consistent with such ownership. For clarity, all Product Inventions assigned by Zai to Karuna shall be included in the Licensed Technology and licensed back to Zai under the terms and conditions of this Agreement, but Licensed Patents claiming such Product Inventions shall not be included in Valid Claim to determine Royalty Term.

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12.3.    Patent Prosecution.

(a)    Licensed Patents in the Licensed Territory. Karuna shall have the first right, but not the obligation, to conduct Patent Prosecution of the Licensed Patents in the Licensed Territory at its sole cost and expense. Karuna shall consult with Zai and keep Zai reasonably informed of the Patent Prosecution of the Licensed Patents in the Licensed Territory and shall provide Zai with all material correspondence received from any patent authority in the Licensed Territory in connection therewith. In addition, Karuna shall provide Zai with drafts of all proposed material filings and correspondence to any patent authority in the Licensed Territory in connection with the Patent Prosecution of the Licensed Patents for Zai’s review and comment prior to the submission of such proposed filings and correspondence. Karuna shall consider in good faith Zai’s comments on such Patent Prosecution but shall have final decision-making authority under this Section 12.3(a). Further, Karuna shall notify Zai of any decision to cease Patent Prosecution of any Licensed Patent in the Licensed Territory at least [***] before any due date for filing, payment or other action to avoid loss of rights, in which case Zai shall have the right to continue the Patent Prosecution of such Licensed Patent at Zai’s discretion and expense. If Zai decides to take over Patent Prosecution of a Licensed Patent in such Region(s) in the Licensed Territory, then Karuna shall promptly deliver to Zai copies of all necessary files related to such Licensed Patent in such Region(s) in the Licensed Territory and shall take all actions and execute all documents reasonably necessary for Zai to assume such responsibility. For the avoidance of doubt, Zai’s assumption of responsibility for Patent Prosecution of any Licensed Patent in any Region(s) in the Licensed Territory pursuant to this Section 12.3(a) shall not change the Parties’ respective ownership rights with respect to such Licensed Patent.

(b)    Zai Patents. Zai shall, at its sole cost and expense, (i) have the sole right, but not the obligation, in the Licensed Territory to conduct the Patent Prosecution and maintenance of any Zai Patents; and (ii) have the first right, but not the obligation, outside the Licensed Territory, to conduct the Patent Prosecution and maintenance of any Zai Patents that are used by a Party or its Affiliates in the Exploitation of the Licensed Product, if any (“Zai Implemented Patents”). Zai shall keep Karuna reasonably informed of the status of all actions taken, including its plans to enter into national phase for PCT applications of Zai Implemented Patent in any country outside the Licensed Territory, and shall consider in good faith Karuna’s recommendations with respect to the Zai Implemented Patents prosecuted by Zai in the PCT stage or outside the Territory. Further, Zai shall notify Karuna of any decision to cease Patent Prosecution or maintenance of any Zai Implemented Patent outside the Licensed Territory (including any decision of not entering into national phase in any country outside the Licensed Territory) at least [***] before any due date for filing, payment or other action to avoid loss of rights, in which case Karuna shall have the right, but not the obligation, to continue the Patent Prosecution or maintenance of such Zai Implemented Patent outside the Licensed Territory (including entering into national phase in any country outside the Licensed Territory that Zai has decided not to enter) at Karuna’s discretion and expense. If Karuna decides to take over Patent Prosecution or maintenance of a Zai Implemented Patent outside the Licensed Territory, then Zai shall promptly deliver to Karuna copies of all necessary files related to such Zai Implemented Patent outside the Licensed Territory and shall take all actions and execute all documents reasonably necessary for Karuna to assume such responsibility. For the avoidance of doubt, Karuna’s assumption of responsibility for Patent Prosecution or maintenance of any Zai Implemented Patent outside the Territory pursuant to this Section 12.3(b) shall not change the Parties’ respective ownership rights with respect to such Zai Implemented Patent.

12.4.    Enforcement.

(a)    Product Infringement.

(i)    Each Party shall notify the other within [***] of becoming aware of any alleged or threatened infringement by a Third Party of any of the Licensed Patents in the Licensed Territory, by commercializing (or seeking Regulatory Approval to commercialize) the Licensed Product or any other product containing the Compound in the Field in the Licensed Territory, and any related declaratory judgment, opposition, or similar action by a Third Party alleging the invalidity, unenforceability or non-infringement of any Licensed Patent in the Licensed Territory, in each case, within the scope of the license grants in Section 2.1 (collectively “Product Infringement”).

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(ii)    Zai shall have the first right to bring and control any legal action in connection with such Product Infringement in the Licensed Territory at its own expense as it reasonably determines appropriate, provided that Karuna may, [***], elect to be represented by its own counsel and participate in such legal action. Notwithstanding the foregoing, Zai shall not settle or consent to entry of any judgment that would have a material adverse effect on the Licensed Product or any Licensed Patent without Karuna’s prior written consent. If Zai does not bring such legal action prior to the earlier of: (A) [***] following the receipt or delivery of the notice under Section 12.4(a)(i), or (B) [***] before the deadline, if any, set forth in the Applicable Laws for the filing of such actions, or discontinues the prosecution of any such action after filing without abating such infringement, Karuna shall have the right to bring and control any legal action in connection with such Product Infringement at its own expense as it reasonably determines appropriate.

(b)    Non-Product Infringement. Karuna shall have the exclusive right, but not the obligation, to bring and control any legal action in connection with any alleged or threatened infringement by a Third Party of any Licensed Patent that is not a Product Infringement, and any related declaratory judgment, opposition, or similar action by a Third Party alleging the invalidity, unenforceability or non-infringement of such Licensed Patent, at its own expense as it reasonably determines appropriate.

(c)    Enforcement of Zai Patents. Karuna shall have the first right, but not the obligation, to bring and control any legal action in connection with any alleged or threatened infringement by a Third Party of any of the Zai Implemented Patents, which infringement takes place outside the Licensed Territory by commercializing (or seeking Regulatory Approval to commercialize) the Licensed Product or any other product containing the Compound in the Field outside the Licensed Territory, and any related declaratory judgment, opposition, or similar action by a Third Party alleging the invalidity, unenforceability or non-infringement of any of the Zai Implemented Patents outside the Licensed Territory, at its own expense as it reasonably determines appropriate, in each case within the scope of the license grants in Section 2.2. Notwithstanding the foregoing, Karuna shall not settle or consent to entry of any judgment that would have a material adverse effect on any Zai Implemented Patent without Zai’s prior written consent. If Karuna does not bring such legal action prior to the earlier of: (i) [***] following receipt or delivery of notice between the Parties regarding such alleged infringement, or (ii) [***] before the deadline, if any, set forth in the Applicable Laws for the filing of such actions, or discontinues the prosecution of any such action after filing without abating such infringement, Zai shall have the right to bring and control any legal action in connection with infringement at its own expense as it reasonably determines appropriate. Except as otherwise provided under this Section 12.4(c), Zai shall have the exclusive right, but not the obligation, to bring and control any legal action in connection with any alleged or threatened infringement by a Third Party of any of the Zai Patents, and any related declaratory judgment, opposition, or similar action by a Third Party alleging the invalidity, unenforceability or non-infringement of any of the Zai Patents anywhere in the world, at its own expense as it reasonably determines appropriate.

(d)    Coordination. At the request of the Party bringing an action related to Product Infringement or otherwise as described in this Section 12.4, the other Party shall provide reasonable assistance in connection therewith, including by executing reasonably appropriate documents, cooperating in discovery and joining as a party to the action if required by Applicable Laws to pursue such action, at each such Party’s sole cost and expense. In connection with an action related to Product Infringement or otherwise as described in this Section 12.4, the Party bringing the action shall not enter into any settlement admitting the invalidity or non-infringement of, or otherwise impairing the other Party’s rights in the Licensed Patents or Zai Patents, as applicable, without the prior written consent of the other Party (which consent shall not be unreasonably delayed, withheld or conditioned). The enforcing Party shall keep the non-enforcing Party reasonably informed of the status of any action it brought in connection with such Product Infringement or otherwise as described in this Section 12.4. The non-enforcing Party shall be entitled to attend any substantive meetings, hearings, or other proceedings related to any such action pursued by the enforcing Party. The enforcing Party shall provide the non-enforcing Party with copies of all pleadings and other documents to be filed with the court reasonably in advance and shall consider in good faith reasonable and timely input from the non-enforcing Party during the course of the action.

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(e)    Recoveries. Any recoveries resulting from enforcement action relating to a claim of Product Infringement or otherwise as described in this Section 12.4 shall be first applied against payment of the enforcing Party’s costs and expenses in connection therewith and then the non-enforcing Party’s costs and expenses in connection therewith. Any such recoveries in excess of such costs and expenses shall [***].

12.5.    Defense.

(a)    Each Party shall notify the other in writing of any allegations it receives from a Third Party that the Exploitation of the Compound or Licensed Product in the Field in the Licensed Territory or any embodiment of any technology or intellectual property licensed by the other Party under this Agreement infringes the intellectual property rights of such Third Party. Such notice shall be provided promptly, but in no event after more than [***] following receipt of such allegations. Such written notice shall include a copy of any summons or complaint (or the equivalent thereof) received regarding the foregoing. Thereafter, the Parties shall promptly meet to consider the claim or assertion and the appropriate course of action and may, if appropriate, agree on and enter into a “common interest agreement” wherein the Parties agree to their shared, mutual interest in the outcome of such potential dispute. Each Party shall assert and not waive the joint defense privilege with respect to all communications between the Parties.

(b)    As between the Parties, Zai shall have the first right, but not the obligation to control and be solely responsible for the defense of any such suit against Zai, at Zai’s sole cost and expense; provided, however, Zai shall not enter into any compromise or settlement relating to such suit that (i) admits the invalidity or unenforceability of any Licensed Patents; or (ii) requires abandonment of any Licensed Patents; or (iii) contemplates payment or other action by Karuna or has a material adverse effect on Karuna’s business, in all cases ((i) through (iii)), without obtaining the prior written consent of Karuna (which consent shall not be unreasonably delayed, withheld or conditioned).

(c)    If Zai decides not to bring such legal action subject to its first right, it shall so inform Karuna promptly and Karuna shall have the right, but not the obligation, to bring and control any such legal action in connection with such infringement in the Licensed Territory at its own expense as it reasonably determines appropriate; provided, however, Karuna shall not enter into any compromise or settlement relating to such suit that (i) admits the invalidity or unenforceability of any Licensed Patents; or (ii) requires abandonment of any Licensed Patents; or (iii) contemplates payment or other action by Zai or has a material adverse effect on Zai’s business, in all cases ((i) through (iii)), without obtaining the prior written consent of Zai (which consent shall not be unreasonably delayed, withheld or conditioned).

(d)    Upon the defending Party’s request and at the defending Party’s expense, the non-defending Party shall provide reasonable assistance to the defending Party for such defense and shall join such suit if deemed a necessary party. If the non-defending Party does not join such suit, the defending Party shall keep the non-defending Party reasonably informed of the status of such suit. The non-defending Party shall be entitled to attend any substantive meetings, hearings, or other proceedings related to such suit. The defending Party shall provide the non-defending Party with copies of all pleadings and other documents to be filed with the court reasonably in advance and shall consider in good faith reasonable and timely input from the non-defending Party during the course of the suit.

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12.6.    Patent Marking. Zai agrees to mark, and have its Affiliates and Sublicensees mark, all patented Licensed Product they sell or distribute pursuant to this Agreement in accordance with the applicable patent statutes or regulations in the Regions of sale thereof.

12.7.    Bankruptcy Protection. All licenses granted by one Party to the other Party under this Agreement are and shall otherwise be deemed to be for purposes of Section 365(n) of Title 11, United States Code or any applicable foreign equivalent laws (the “Bankruptcy Code”) licenses of rights to “intellectual property” as defined in Section 101 of the Bankruptcy Code. Each Party, as the licensee, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code. To the extent permitted under Applicable Law, upon the bankruptcy of a Party, the other Party shall further be entitled to a complete duplicate of, or complete access to, any such intellectual property, and such, if not already in its possession, shall be promptly delivered to such other Party, unless the bankruptcy Party elects to continue, and continues, to perform all of its obligations under this Agreement.

ARTICLE 13

TERMS AND TERMINATION

13.1.    Term and Expiration.

(a)    Term. The term of this Agreement shall be effective as of the Effective Date, and shall continue in effect until the expiration of the last Royalty Term with respect to for all Licensed Product in each Region in the Licensed Territory (the “Term”, and the date of such expiration with respect to such Region, the “Expiration Date”). Following the Expiration Date, [***].

(b)    Expiration of Royalty Term. On a Region-by-Region and Licensed Product-by-Licensed Product basis, upon the expiration of the Royalty Term for a given Licensed Product in a given Region, the licenses granted by Karuna to Zai under Section 2.1 of this Agreement in such Region with respect to the Licensed Product in the Field shall become fully paid-up, non-exclusive, perpetual, irrevocable and sublicenseable in multiple tiers.

13.2.    Termination for Convenience. This Agreement may be terminated by Zai at any time for convenience upon [***] advance written notice to Karuna.

13.3.    Termination for Material Breach. This Agreement may be terminated in its entirety, at any time during the Term upon [***] (or [***] with respect to any payment breach) written notice by either Party if the other Party is in material breach of this Agreement and, if such breach is curable, such breach has not been cured within [***] (or [***] with respect to any payment breach) of such written notice. Notwithstanding the foregoing, if the alleged breaching Party disputes the existence or materiality of the alleged breach, the other Party shall not have the right to terminate this Agreement unless and until it is determined in accordance with ARTICLE 14 that the alleged breaching Party has materially breached this Agreement and such breaching Party fails to cure such breach within [***] (or [***] with respect to any payment breach) after such determination.

13.4.    Termination for Insolvency. Each Party shall have the right to terminate this Agreement upon delivery of written notice to the other Party in the event that (a) such other Party files in any court or agency pursuant to any statute or regulation of any jurisdiction a petition in bankruptcy or insolvency or for reorganization under the Chapter 7 of the United States of Bankruptcy Code or other similar Applicable Law or similar arrangement for the benefit of creditors or for the appointment of a receiver or trustee of such other Party or its assets, (b) such other Party is served with an involuntary petition against it in any insolvency proceeding and such involuntary petition has not been stayed or dismissed within [***] of its filing, or (c) such other Party makes an assignment of substantially all of its assets for the benefit of its creditors.

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13.5.    Termination for Patent Challenge. Except to the extent the following is unenforceable under the laws of a particular jurisdiction, Karuna may terminate this Agreement in its entirety upon [***] written notice to Zai if Zai or its Affiliates or Sublicensees commences a legal, administrative or other action challenging the validity, enforceability or scope of any Licensed Patent anywhere in the world, unless (a) such action is withdrawn during such [***] period or, (b) if such action is commenced by a Sublicensee, Zai terminates its sublicense during such [***] period; provided however that Karuna shall not have the right to terminate this Agreement under this Section 13.5 if such action (i) is made as a defense against any claim, action or proceeding with respect to infringement of a Licensed Patent asserted against Zai or its Affiliate or Sublicensee; or (ii) is a legal or administrative proceeding derived from a bona fide inventorship dispute or an argument to distinguish the Product Invention from other inventions in the ordinary course of patent prosecution.

13.6.    Termination by Mutual Agreement. This Agreement may be terminated by the Parties’ mutual written agreement.

13.7.    Election to Terminate. If either Party has the right to terminate under Sections 13.3 through 13.5, it may at its sole option, elect either to (a) terminate this Agreement and pursue any legal or equitable remedy available to it, or (b) maintain this Agreement in effect and pursue any legal or equitable remedy available to it.

13.8.    Effects of Termination.

(a)    Upon the termination of this Agreement for any reason, unless otherwise provided in this Section 13.8, all rights and licenses granted to each Party herein shall immediately terminate, and all sublicenses of such rights and licenses shall also terminate. Upon termination of this Agreement, [***].

(b)    Upon termination of this Agreement for any reason, the following additional provisions shall apply:

(i)    Reversion of Rights to Karuna. Any rights and licenses with respect to the Licensed Product granted to Zai under this Agreement shall immediately terminate, and all such rights shall revert back to Karuna. In addition, the licenses granted by Zai to Karuna pursuant to Section 2.2 shall continue and become exclusive with respect to the Licensed Territory, and shall automatically be extended to include Exploitation of the Licensed Product in the Field in the Licensed Territory, provided that, if this Agreement is terminated by Zai pursuant to Section 13.3, such license shall only be granted by Zai upon agreement by the Parties on a reasonable reversion royalty payment to Zai, in which case, Clauses (ii) through (v) below shall apply only after the Parties’ agreement on such reversion royalty.

(ii)    Regulatory Materials; Data. Zai shall, and shall cause its Affiliates and Sublicensees to, [***], to the maximum extent permitted by Applicable Laws at the time of any such termination to promptly (A) assign all Regulatory Submissions and Regulatory Approvals and pricing and reimbursement approvals of Licensed Product to Karuna, and (B) assign all data generated by or on behalf of Zai or its designee while conducting Development or Commercialization activities under this Agreement to Karuna or its designee, including non-clinical and clinical studies conducted by or on behalf of Zai on Licensed Product and all pharmacovigilance data (including all Adverse Event database information) on Licensed Product.

(iii)    Trademarks. Zai shall, and shall cause its Affiliates and Sublicensees, to promptly transfer and assign to Karuna or its designee, [***], all Product Marks (excluding the corporate name and logo of Zai, its Affiliates and Sublicensees).

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(iv)    Transition Assistance. Zai shall, and shall cause its Affiliates and Sublicensees, to provide reasonable administrative assistance, [***], as may be reasonably necessary or useful for Karuna or its designee to commence or continue Developing or Commercializing Licensed Product in the Licensed Territory, including transferring or amending as appropriate, upon request of Karuna, any agreements or arrangements with Third Party to Develop, Manufacture and Commercialize the Licensed Product in the Licensed Territory. To the extent that any such contract between Zai and a Third Party is not assignable to Karuna or its designee, then Zai shall reasonably cooperate with Karuna to arrange to continue to and provide such services from such entity (for clarity, Karuna shall be responsible for paying the cost of such services), including, where applicable, continue to supply the Licensed Product in the Field in the Licensed Territory to Karuna or its designee for a reasonable period of time (which period shall not exceed [***]) to ensure a smooth transitioning and continuous operation of any Development, Manufacture and Commercialization activities for the Licensed Product in the Field in the Licensed Territory.

(v)    Ongoing Clinical Trial. If at the time of such termination, any Clinical Trials for the Licensed Product are being conducted by or on behalf of Zai, then, at Karuna’s election on a Clinical Trial-by-Clinical Trial basis: (1) Zai shall, and shall cause its Affiliates and Sublicensees to, (A) fully cooperate with Karuna to transfer the conduct of all such Clinical Trial to Karuna or its designee, or (B) continue to conduct such Clinical Trials for so long as necessary to enable such transfer to be completed without interruption of any such Clinical Trials but no more than [***], and in each case of (A) and (B), [***], unless this Agreement is terminated by Zai pursuant to Section 13.3, in which case Karuna shall be responsible for all such costs; and (2) Zai shall, and shall cause its Affiliates and Sublicensees to, [***], orderly wind down the conduct of any such Clinical Trial which is not assumed by Karuna under clause (1).

(vi)    Preclinical Studies. In the event that as of the date a notice of termination has been issued Zai is conducting any ongoing preclinical work with respect to the Licensed Product in support of a current Regulatory Approval or future regulatory filings for an Indication that is the subject of ongoing clinical development, including without limitation ongoing stability or toxicology studies of the Licensed Product, Zai agrees to promptly inform Karuna of the status of each preclinical activity and at Karuna’s election either: (A) terminate such preclinical activity, (B) continue to conduct any such preclinical studies for a period of no more than [***] after the effective date of such termination, or (C) promptly transition to Karuna or its designee such preclinical studies, in each case, [***], unless this Agreement is terminated by Zai pursuant to Section 13.3, in which case Karuna shall be responsible for all such costs.

(vii)    Inventory. At Karuna’s election and request, Zai shall (A) upon Karuna’s request, transfer to Karuna or its designee all inventory of the Licensed Product provided by Karuna [***] then in possession or control of Zai, its Affiliates or Sublicensees; provided that Karuna shall pay Zai a price equal to [***] or (B) (x) continue to use Commercially Reasonable Efforts to Commercialize all inventory of the Licensed Product then in possession or control of Zai for a period [***] after the effective date of such termination and make the corresponding payments, including any Milestone Payments or royalties to Karuna under this Agreement as though this Agreement had not been terminated and (y) after such for a period [***] after the effective date of such termination, transfer to Karuna or its designee any remaining inventory of the Licensed Product to Karuna or its designee at a price equal to [***].

(viii)    Return of Confidential Information. At the Disclosing Party’s election, the Receiving Party shall return (at Disclosing Party’s expense) or destroy all tangible materials comprising, bearing, or containing any Confidential Information of the Disclosing Party relating to the Licensed Product that are in the Receiving Party’s or its Affiliates’ or Sublicensees’ possession or control and provide written certification of such destruction (except to the extent any information is the Confidential Information of both Parties or to the extent that the Receiving Party has the continuing right to use the Confidential Information under this Agreement); provided that the Receiving Party may retain one copy of such Confidential Information for its legal archives. Notwithstanding anything to the contrary set forth in this Agreement, the Receiving Party shall not be required to destroy electronic files containing such Confidential Information that are made in the ordinary course of its business information back-up procedures pursuant to its electronic.

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(c)    Other Remedies. Termination or expiration of this Agreement for any reason shall not constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect, any rights, remedies or claims, whether for damages or otherwise, that a Party may have hereunder or that may arise out of or in connection with such termination or expiration.

(d)    Termination by Zai Due to Material Breach. Upon the termination of this Agreement by Zai pursuant to Section 13.3, all of the provisions of Section 13.8(b) shall apply, except that [***].

13.9.    Survival. Termination or expiration of this Agreement shall not affect any rights or obligations of the Parties under this Agreement that have accrued prior to the date of termination or expiration. The following provisions shall survive the termination or expiration of this Agreement for any reason: [***].

ARTICLE 14

DISPUTE RESOLUTION

14.1.    General. The Parties recognize that a claim, dispute or controversy may arise relating to this Agreement or to the breach, enforcement, interpretation or validity of this Agreement (a “Dispute”). Any Dispute, including Disputes that may involve the Affiliates of any Party, shall be resolved in accordance with this ARTICLE 14.

14.2.    Continuance of Rights and Obligations during Pendency of Dispute Resolution. If there are any Disputes in connection with this Agreement, including Disputes related to termination of this Agreement under ARTICLE 13, all rights and obligations of the Parties shall continue until such time as any Dispute has been resolved in accordance with the provisions of this ARTICLE 14.

14.3.    Escalation. Any Dispute shall be referred to the Executive Officers for attempted resolution by notice served pursuant to Section 15.5. In the event the Executive Officers are unable to resolve such Dispute within [***] of such Dispute being referred to them, then, upon the written request of either Party to the other Party, the Dispute shall be subject to arbitration in accordance with Section 14.4.

14.4.    Arbitration.

(a)    If the Parties fail to resolve the Dispute through escalation to the Executive Officers under Section 14.3, and a Party desires to pursue resolution of the Dispute, the Dispute shall be submitted by either Party for final resolution by arbitration under the Rules of Arbitration of the International Chamber of Commerce (“ICC Rules”), excepted as modified herein. Any disputes concerning the propriety of the commencement of the arbitration or the scope or applicability of this agreement to arbitrate shall be finally settled by the arbitral tribunal. The arbitration shall be conducted by a tribunal of [***] arbitrators, each with at least [***] of pharmaceutical industry experience and independent of both Parties. An arbitrator shall be deemed to meet this qualification unless a Party objects within [***] after the arbitrator is nominated. Within [***] after initiation of arbitration, each Party shall nominate one (1) arbitrator and the two (2) Party-nominated arbitrators shall nominate a third arbitrator, who shall serve as the chairperson of the tribunal, [***] of the second arbitrator’s appointment (if the two Party-nominated arbitrators cannot agree on the third arbitrator, the third arbitrator shall be appointed by ICC). The seat of arbitration shall be [***] and the language of the proceedings, including all communications, shall be English.

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(b)    The Parties agree that any award or decision made by the arbitral tribunal shall be final and binding upon them and may be enforced in the same manner as a judgment or order of a court of competent jurisdiction, and the Parties undertake to carry out any award without delay. The arbitral tribunal shall render its final award or decision within [***] from the date on which the request for arbitration by one of the Parties wishing to have recourse to arbitration is received by the ICC Secretariat. The arbitral tribunal shall resolve the Dispute by applying the provisions of this Agreement and the governing law set forth in Section 15.1.

(c)    By agreeing to arbitration, the Parties do not intend to deprive any court of its jurisdiction to issue, at the request of a Party, a pre-arbitral injunction, pre-arbitral attachment or other order to avoid irreparable harm, maintain the status quo, preserve the subject matter of the Dispute, or aid the arbitration proceedings and the enforcement of any award. Without prejudice to such provisional or interim remedies in aid of arbitration as may be available under the jurisdiction of a competent court, the arbitral tribunal shall have full authority to grant provisional or interim remedies and to award damages for the failure of any Party to the dispute to respect the arbitral tribunal’s order to that effect.

(d)    EACH PARTY HERETO WAIVES ITS RIGHT TO TRIAL OF ANY ISSUE BY JURY.

(e)    Each Party shall bear its own attorney’s fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the administrator and the arbitrators; provided, however, that the arbitrators shall be authorized to determine whether a Party is the prevailing party, and if so, to award to that prevailing party reimbursement for any or all of its reasonable attorneys’ fees, costs and disbursements (including, for example, expert witness fees and expenses, photocopy charges, travel expenses, etc.), or the fees and costs of the administrator and the arbitrators.

(f)    Notwithstanding anything in this Section 14.4, in the event of a Dispute with respect to (i) the validity, scope, enforceability or ownership of any Patent or other intellectual property rights, (ii) a matter for which this Agreement assigns decision-making to the Parties or to the JSC or requires the consent of one or both of the Parties, or (iii) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory, and such Dispute is not resolved in accordance with Section 14.3, such Dispute shall not be submitted to an arbitration proceeding in accordance with this Section 14.4, and instead shall be resolved, (A) in the case of subsections (ii), in accordance with the respective terms of the relevant provisions, or, (B) in the case of subsection (i) and (iii), unless otherwise agreed by the Parties in writing, via litigation initiated by either Party in a court of competent jurisdiction in any country in which such rights apply.

ARTICLE 15

MISCELLANEOUS

15.1.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, U.S. without reference to any rules of conflict of laws. The United Nations Convention on Contracts for the International Sale of Goods does not apply to this Agreement and is expressly and entirely excluded.

15.2.    Force Majeure. Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement to the extent such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party including embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, fire, floods, pandemics, epidemics or other acts of God or any other deity (or orders of any Governmental Authority related to any of the foregoing), or acts, omissions or delays in acting by any Governmental Authority (each, a “Force Majeure Event”). The affected Party shall notify the other Party of any Force Majeure Event as soon as reasonably practical, the JSC shall review and discuss any such matter to the extent related to any Clinical Trials in the Licensed Territory, including adjustment to any Development Target and the associated Development Target Deadlines affected by such Force Majeure Event, and the affected Party shall promptly undertake all reasonable efforts necessary to mitigate the impact of such Force Majeure Event.

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15.3.    Assignment. Neither Party may assign this Agreement to a Third Party without the other Party’s prior written consent (such consent not to be unreasonably withheld); except that (a) subject to Section 2.9, either Party may make such an assignment without the other Party’s prior written consent to a successor to substantially all of the business of such Party to which this Agreement relates (whether by merger, spinoff, sale of stock, sale of assets, exclusive license or other transaction), provided that such successor shall agree in writing to comply with the terms of this Agreement, including, in the case of Zai, its obligations under Sections 2.9, 4.2, 5.1(b) and 7.1, and (b) either Party may assign this Agreement to an Affiliate without the other Party’s prior written consent for so long as such Affiliate remains an Affiliate of the Party making the assignment. For clarity, each Party may discharge any obligations and exercise any right hereunder through any of its Affiliates and each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement, and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. This Agreement shall inure to the benefit of and be binding on the Parties’ successors and permitted assignees. Any assignment or transfer in violation of this Section 15.3 shall be null and void and wholly invalid, the assignee or transferee in any such assignment or transfer shall acquire no rights whatsoever, and the non-assigning non-transferring Party shall not recognize, nor shall it be required to recognize, such assignment or transfer.

15.4.    Severability. If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. The Parties shall in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

15.5.    Notices. All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by internationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Karuna:

Karuna Therapeutics, Inc.

Attention: [***]

99 High Street, 26th Floor

Boston, MA 02110, USA

with a copy to (which shall not constitute notice):

Goodwin Procter LLP

Attention: [***]

100 Northern Avenue

Boston, MA 02210

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If to Zai:

Zai Lab

Attention: [***]

314 Main Street, Suite 04-100

Cambridge, MA 02142, USA

with a copy to (which shall not constitute notice):

Cooley LLP

3175 Hanover Street

Palo Alto, CA 94303-1130

USA

Attention: [***] with an electronic copy to [***]

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice shall be deemed to have been given: (a) when delivered if personally delivered; (b) if sent by email, upon electronic confirmation of receipt; (c) on [***] after dispatch if sent by internationally-recognized overnight courier; or (d) on [***] following the date of mailing if sent by mail.

15.6.    Entire Agreement; Amendments. This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, with regard to the subject matter hereof (including the licenses granted hereunder) are superseded by the terms of this Agreement. Neither Party is relying on any representation, promise, nor warranty not expressly set forth in this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representatives of both Parties hereto.

15.7.    Export Control Regulations. The rights and obligations of the Parties under this Agreement shall be subject in all respects to United States laws and regulations as shall from time to time govern the license and delivery of technology and products abroad, including the United States Foreign Assets Control Regulations, Transaction Control Regulations and Export Control Regulations, as amended, and any successor legislation issued by the applicable Governmental Authorities in the United States. Without limiting the provisions of this Agreement, Zai agrees that, unless prior authorization is obtained from the Office of Export Licensing or other applicable Governmental Authority of the United States, it will not export, re-export, or transship, directly or indirectly, via an Affiliate or a Third Party, to any country, any technical data, information or materials provided to it by Karuna hereto if such export would violate the laws of the United States or the regulations of any Governmental Authority of the United States.

15.8.    Headings. The captions to the several Sections hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the Sections of this Agreement.

15.9.    Independent Contractors. It is expressly agreed that Karuna and Zai shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither Karuna nor Zai shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party.

15.10.    Waiver. The waiver by either Party of any right hereunder, or the failure of the other Party to perform, or a breach by the other Party, shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise.

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15.11.    Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

15.12.    Construction. Except where the context expressly requires otherwise, (a) the use of any gender herein shall be deemed to encompass references to either or both genders, and the use of the singular shall be deemed to include the plural (and vice versa), (b) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (c) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (d) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (e) any reference herein to any person shall be construed to include the person’s successors and assigns, (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Sections, Schedules, or Exhibits shall be construed to refer to Sections, Schedules or Exhibits as described in this Agreement, (h) the word “notice” means notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement, (i) provisions that require that a Party, the Parties or any committee hereunder “agree”, “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise (but excluding e-mail and instant messaging), (j) references to any specific law, rule or regulation, or Section, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof, and (k) the term “or” shall be interpreted in the inclusive sense commonly associated with the term “and/or” where applicable.

15.13.    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Each Party shall be entitled to rely on the delivery of executed facsimile copies of counterpart execution pages of this Agreement and such facsimile copies shall be legally effective to create a valid and binding agreement among the Parties.

15.14.    Language. This Agreement is in the English language only, which language shall be controlling in all respects, and all versions hereof in any other language shall be for accommodation only and shall not be binding upon the Parties. All communications and notices to be made or given pursuant to this Agreement, and any dispute proceeding related to or arising hereunder, shall be in the English language. If there is a discrepancy between any translation of this Agreement and this Agreement, this Agreement shall prevail.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties intending to be bound have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

Karuna Therapeutics, Inc.		Zai Lab (Shanghai) Co., Ltd

By:	/s/ Steven M. Paul, M.D.	By:	/s/ Samantha Du
Name:	Steven M. Paul, M.D.	Name:	Samantha Du
Title:	CEO, President & Chairman	Title:	CEO and Chairperson

Signature Page to the License Agreement

Schedule 1.23

Compound

KarXT is combination of xanomeline tartrate, a muscarinic agonist developed by Lilly, and trospium chloride, a muscarinic agonist, indicated for treating overactive bladder. Xanomeline has the IUPAC name of 3-(hexyloxy)-4-(1-methyl-1,2,5,6-tetrahydropyridin-3-yl)-1,2,5-thiadiazole tartrate and the structure .. Trospium chloride has the IUPAC name of [(1R,5S)-spiro[8-azoniabicyclo[3.2.1]octane-8,1’-azolidin-1-ium]-3-yl] 2-hydroxy-2,2-diphenylacetate chloride and the structure of ..

Schedule 1.42

Existing In-License Agreement

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Schedule 1.43

Claims in the Existing Patent Application

[***]

Schedule 1.58

[***]

Schedule 1.59

[***]

Schedule 1.79

Licensed Patents

[***]

Schedule 2.5

Hong Kong License Terms

[***]

Schedule 2.11

Existing In-License Agreement Terms

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Schedule 4.1

Initial Development Plan

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Schedule 9.3(a)

Initial Press Release

Karuna Therapeutics and Zai Lab Announce Strategic Collaboration for Development, Manufacturing, and Commercialization of KarXT in Greater China

Zai Lab obtains exclusive rights to develop and commercialize KarXT in Greater China

Karuna to receive upfront cash payment of $35 million, up to $152 million in potential near- and long-term development and commercial milestones and other payments, and low-double-digit to high-teens tiered royalties

BOSTON, SHANGHAI and SAN FRANCISCO – Nov. 9, 2021 — Karuna Therapeutics, Inc. (NASDAQ: KRTX), a clinical-stage biopharmaceutical company driven to create and deliver transformative medicines for people living with psychiatric and neurological conditions, and Zai Lab Limited (NASDAQ: ZLAB; HKEX: 9688), a patient-focused, innovative, commercial-stage, global biopharmaceutical company, today announced their entry into an exclusive license agreement for the development, manufacturing, and commercialization of KarXT (xanomeline-trospium) in Greater China, including mainland China, Hong Kong, Macau, and Taiwan.

KarXT is an oral, investigational M1/M4-preferring muscarinic agonist that stimulates receptors in the central nervous system implicated in various psychiatric conditions. KarXT was designed to unlock the therapeutic potential of xanomeline, which demonstrated significant benefits in reducing symptoms of psychosis in Phase 2 studies in schizophrenia and Alzheimer’s disease, while ameliorating side effects seen in earlier studies. In the Phase 2 EMERGENT-1 trial, KarXT demonstrated clinically meaningful and statistically significant improvements in the primary endpoint of Positive and Negative Syndrome Scale (PANSS) total score, and in key secondary endpoints, including PANSS-positive subscore and PANSS-negative subscore, at week 5, and was generally well-tolerated.

Karuna is evaluating KarXT in late-stage clinical trials for the treatment of schizophrenia and psychosis in Alzheimer’s disease. The EMERGENT program, the clinical program evaluating KarXT for the treatment of schizophrenia, is underway. The EMERGENT program is comprised of the previously completed Phase 2 EMERGENT-1 trial and four ongoing Phase 3 trials, with data from EMERGENT-2 and EMERGENT-3, the two Phase 3 acute efficacy and safety trials, expected in mid-2022 and in the second half of 2022, respectively. Karuna plans to initiate the Phase 3 ARISE trial evaluating KarXT as an adjunctive treatment for schizophrenia in adults who inadequately respond to atypical antipsychotics in the fourth quarter of 2021. Additionally, Karuna also plans to initiate a Phase 3 program evaluating KarXT for the treatment of psychosis in Alzheimer’s disease in mid-2022 following encouraging results from the completed Phase 1b healthy elderly volunteer trial, which suggest that potentially therapeutic doses of KarXT can be administered to elderly adults while maintaining a favorable tolerability profile. Zai Lab will work with Karuna to design the optimal strategy to accelerate the development and regulatory timeline of KarXT in Greater China.

Under the terms of the agreement, Karuna will receive a $35 million upfront payment and is eligible to receive up to an additional $80 million in development and regulatory milestones. Karuna is also eligible to receive up to $72 million in sales milestones and low-double-digit to high-teens tiered royalties based on annual net sales of KarXT in Greater China. Zai Lab will fund substantially all development, regulatory, and commercialization activities in Greater China.

“We are thrilled to collaborate with Zai Lab, who shares our commitment to bringing transformative medicines to people living with psychiatric conditions globally,” said Steve Paul, M.D., chief executive officer, president, and chairman of Karuna Therapeutics. “With their proven record of successfully developing and commercializing novel therapies in Greater China, we believe that Zai Lab is the ideal partner to expand the global footprint for KarXT alongside our ongoing efforts in the U.S., with the goal of providing meaningful treatments to millions of people living with mental illness globally.”

“Our collaboration with Karuna is a significant milestone for Zai Lab, marking the expansion and diversification of our development and commercial portfolio into neuroscience, our fourth therapeutic area,” said Samantha Du, Ph.D., founder, chairperson and chief executive officer of Zai Lab. “KarXT is well positioned to serve as the anchor asset in our new neuroscience franchise. Zai Lab’s mission is to deliver innovative medicines to address unmet medical needs of patients, and we look forward to working with Karuna to bring KarXT to patients in need in Greater China as soon as possible.”

“There is a significant need for new and more effective therapies with improved safety to treat serious psychiatric conditions in Greater China,” said Gang Wang, M.D., Director of National Clinical Research Center for Mental Disorders, Dean of Beijing Anding Hospital, Capital Medical University. “Currently, more than 8 million people in Greater China are living with schizophrenia, yet fewer than half are receiving treatment, and even fewer are obtaining adequate symptom improvement from current treatment. We believe KarXT has the potential to provide a meaningful new treatment option for many patients living with schizophrenia and other conditions with disabling symptoms of psychosis.”

Goldman Sachs & Co. LLC is acting as financial advisor to Karuna Therapeutics.

About KarXT

KarXT (xanomeline-trospium) is an oral, investigational M1/M4-preferring muscarinic acetylcholine receptor agonist in development for the treatment of psychiatric and neurological conditions, including schizophrenia and dementia-related psychosis. KarXT preferentially stimulates muscarinic receptors in the central nervous system implicated in these conditions, as opposed to current antipsychotic medicines, which bind to the D2 dopamine receptor. KarXT has the potential to usher in a new class of treatment for schizophrenia and dementia-related psychosis based on its differentiated mechanism of action.

About Karuna Therapeutics

Karuna Therapeutics is a clinical-stage biopharmaceutical company driven to create and deliver transformative medicines for people living with psychiatric and neurological conditions. At Karuna, we understand there is a need for differentiated and more effective treatments that can help patients navigate the challenges presented by these severe and disabling disorders. Utilizing our extensive knowledge of neuroscience, we are harnessing the untapped potential of the brain in pursuit of novel pathways to develop medicines that make meaningful differences in peoples’ lives. For more information, please visit www.karunatx.com.

About Zai Lab

Zai Lab (NASDAQ: ZLAB; HKEX: 9688) is a patient-focused, innovative, commercial-stage, global biopharmaceutical company focused on developing and commercializing therapies that address medical conditions with unmet needs in oncology, autoimmune disorders, infectious diseases, and neuroscience. To that end, our experienced team has secured partnerships with leading global biopharmaceutical companies in order to generate a broad pipeline of innovative marketed products and product candidates. We have also built an in-house team with strong product discovery and translational research capabilities and are establishing a pipeline of proprietary product candidates with global rights. Our vision is to become a leading global biopharmaceutical company, discovering, developing, manufacturing and commercializing our portfolio in order to impact human health worldwide.

For additional information about the company, please visit www.zailaboratory.com or follow us at www.twitter.com/ZaiLab_Global.

Karuna Therapeutics Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the potential benefits and results that may be achieved through our collaboration with Zai Lab, our ongoing and planned clinical trials and regulatory filings, our goals to develop and commercialize our product candidates, and other statements identified by words such as “could,” “expects,” “intends,” “may,” “plans,” “potential,” “should,” “will,” “would,” or similar expressions and the negatives of those terms. Forward-looking statements are not promises or guarantees of future performance and are subject to a variety of risks and uncertainties, many of which are beyond our control, and which could cause actual results to differ materially from those contemplated in such forward-looking statements. These factors include risks related to our limited operating history, our ability to obtain necessary funding, our ability to generate positive clinical trial results for our product candidates and other risks inherent in clinical development, the timing and scope of regulatory approvals, changes in laws and regulations to which we are subject, competitive pressures, risks relating to business interruptions resulting from the coronavirus (COVID-19) pandemic, and other risks set forth under the heading “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2020. Our actual results could differ materially from the results described in or implied by such forward-looking statements. Forward-looking statements speak only as of the date hereof, and, except as required by law, we undertake no obligation to update or revise these forward-looking statements.

Zai Lab Forward-Looking Statements

This press release contains statements about future expectations, plans and prospects, including, without limitation, statements relating to the potential, benefits, safety and efficacy of KarXT; the clinical development of KarXT; the potential treatment of schizophrenia and dementia-related psychosis; the potential of Zai Lab’s commercial business and pipeline programs; the anticipated benefits and potential of Zai Lab’s collaboration arrangement with Karuna Therapeutics, Inc. and other risks and uncertainties associated with drug development and commercialization. These forward-looking statements may contain words such as “aim,” “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “plan,” “possible,” “potential,” “will,” “would” and other similar expressions. Such statements constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact nor are they guarantees or assurances of future performance. Forward-looking statements are based on our expectations and assumptions as of the date of this press release and are subject to inherent uncertainties, risks and changes in circumstances that may differ materially from those contemplated by the forward-looking statements. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including but not limited to (1) our ability to successfully commercialize and generate revenue from our approved products; (2) our ability to finance our operations and business initiatives and obtain funding for such activities, (3) our results of clinical and pre-clinical development of our product candidates, (4) the content and timing of decisions made by the relevant regulatory authorities regarding regulatory approvals of our product candidates, (5) the effects of the novel coronavirus (COVID-19) pandemic on our business and general economic, regulatory and political conditions and (6) the risk factors identified in our most recent annual or quarterly report and in other reports we have filed with the U.S. Securities and Exchange Commission. We anticipate that subsequent events and developments will cause our expectations and assumptions to change, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Karuna Contact

Investor Relations:

Alexis Smith

+1 (518) 338-8990

asmith@karunatx.com

Zai Lab Contacts

Investor Relations:

Ron Aldridge

+1 (781) 434-8465

ronald.aldridge@zailaboratory.com

Lina Zhang

+86 136 8257 6943

lina.zhang@zailaboratory.com

Media:

Danielle Halstrom

+1 (215) 280-3898

danielle.halstrom@zailaboratory.com /

Xiaoyu Chen

+86 185 0015 5011

xiaoyu.chen@zailaboratory.com